LOAN AGREEMENT
BY AND BETWEEN
COMERICA BANK
AND
STRATUS PROPERTIES INC.,
STRATUS PROPERTIES OPERATING CO., L.P.
CIRCLE C LAND, L.P.
AUSTIN 290 PROPERTIES, INC.
Dated December 31, 2012

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LOAN AGREEMENT
THIS LOAN AGREEMENT (this “Agreement”) is made and delivered effective as of the 31st day of December, 2012, by and between STRATUS PROPERTIES INC., a Delaware corporation (“Stratus”), STRATUS PROPERTIES OPERATING CO., L.P., a Delaware limited partnership (“SPOC”), CIRCLE C LAND, L.P., a Texas limited partnership (“Circle C”), and AUSTIN 290 PROPERTIES, INC., a Texas corporation (“Austin”) (Stratus, SPOC, Circle C and Austin are sometimes referred to in this Agreement severally as “Borrower” and jointly as “Borrowers”), and COMERICA BANK (“Bank”).
RECITALS
A.    Borrowers desire to obtain certain credit facilities from the Bank, and the Bank is willing to provide such credit facilities to and in favor of Borrowers.
B.    Such credit facilities are subject to the terms and conditions set forth herein and in every other Loan Document.
C.    This Agreement is entered into for purposes of renewing, extending and modifying the credit facilities and extensions of credit made pursuant to that certain Loan Agreement dated effective as of September 20, 2005, entered into by Bank and Borrowers, as the same has heretofore been amended, restated and modified from time to time (the “Original Credit Agreement”) and amending and restating the Original Credit Agreement in its entirety, and is to provide funds for the development of regional road and infrastructure improvements for Section N of the Barton Creek Master Plan Community.
D.    The Original Credit Agreement was entered into for purposes of renewing, extending and modifying the credit facilities and extensions of credit made pursuant to that certain Loan Agreement dated effective as of December 16, 1999 entered into by the Bank and Borrowers, as the same has heretofore been amended, restated and modified from time to time (the “Initial Credit Agreement”) and which Original Credit Agreement amended and restated the Initial Credit Agreement in its entirety.
AGREEMENT
NOW, THEREFORE, in consideration of the premises and the mutual promises herein contained, Borrowers and Bank agree as follows:

SECTION 1.	DEFINITIONS
1.1    Defined Terms. The terms as used in this Agreement shall have the meanings assigned to such terms in the Defined Terms Addendum or elsewhere in this Agreement.
1.2    Accounting Terms. All accounting terms not specifically defined in this Agreement shall be determined and construed in accordance with GAAP.

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1.3    Singular and Plural. Where the context herein requires, the singular number shall be deemed to include the plural, the masculine gender shall include the feminine and neuter genders, and vice versa.

SECTION 2.	TERMS, CONDITIONS AND PROCEDURES FOR BORROWING
Subject to the terms, conditions and procedures of this Agreement and each other Loan Document including, but not limited to, the terms, conditions and procedures set forth in the Defined Terms Addendum and Loan Terms, Conditions and Procedures Addendum, Bank agrees to make credit available to the Borrowers on such dates and in such amounts as the Borrowers shall request from time to time or as may otherwise be agreed to by Borrowers and Bank.
The Loan shall be divided into three (3) tranches, with the first being a $35,000,000 revolving credit tranche (the “Revolving Loan Tranche”) which is evidenced by the Revolving Note, the second being a $3,000,000 letter of credit tranche (the “Letter of Credit Tranche”) which is evidenced by the Letter of Credit Note, and the third being a $10,000,000 construction loan tranche (the “Construction Loan Tranche”) which is evidenced by the Construction Note. Notwithstanding anything to the contrary contained in the Loan Documents, any amounts borrowed and repaid under the Construction Loan Tranche may not be reborrowed by Borrowers. In connection with each request for an Advance under this Agreement, Borrowers shall designate in such request whether such Advance is to be under the Revolving Loan Tranche, the Letter of Credit Tranche or the Construction Loan Tranche. At such time as Borrowers have borrowed an aggregate of $10,000,000 under the Construction Loan Tranche, Borrowers shall not have any further right to borrow under the Construction Loan Tranche.

SECTION 3.	REPRESENTATIONS AND WARRANTIES
Each Borrower represents and warrants as to itself and, as the context requires, each Loan Party within its control, and such representations and warranties shall be deemed to be continuing representations and warranties during the entire life of this Agreement, and so long as Bank shall have any commitment or obligation to make any Advances hereunder, and so long as any Indebtedness remains unpaid and outstanding under any Loan Document, as follows:
3.1    Authority. Stratus and Austin are each a corporation. SPOC and Circle C are each limited partnerships of which Stratus is an indirect or direct owner. Each of Stratus, Circle C, Austin and SPOC is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and is duly qualified and authorized to do business in the state where the Land it owns is located and in each other jurisdiction in which the character of its assets or the nature of its business makes such qualification necessary.
3.2    Due Authorization. Each Loan Party has all requisite power and authority to execute, deliver and perform its obligations under each Loan Document to which it is a party or is otherwise bound, all of which have been duly authorized by all necessary action, and are not in contravention of law or the terms of any Loan Party’s organizational or other governing documents.

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3.3    Title to Property. Each Loan Party has good title to all property and assets purported to be owned by it, including those assets identified on the Financial Statements most recently delivered by Borrowers to Bank, subject to the Permitted Encumbrances.
3.4    Encumbrances. There are no Liens on, and no financing statements on file with respect to, any of the property or assets of any Loan Party, except for Permitted Encumbrances and any Liens or financing statements in favor of Bank.
3.5    Subsidiaries. As of the date hereof, none of the Borrowers has any Subsidiaries, except as set forth in Schedule 3.5, which Schedule sets forth the percentage of ownership of such Borrower in each such Subsidiary as of the date of this Agreement.
3.6    Taxes. Each Loan Party (i) has filed, on or before their respective delinquency dates, all federal, state, local and foreign tax returns that are required to be filed, or has obtained extensions for filing such tax returns, (ii) is not delinquent in filing such returns in accordance with such extensions, and (iii) has paid all taxes which have become due pursuant to those returns or pursuant to any assessments received by any such party, as the case may be, to the extent such taxes have become due, except to the extent such tax payments are being actively and diligently contested in good faith by appropriate proceedings, and, if requested by Bank, have been bonded or reserved in an amount and manner satisfactory to Bank. Further, no Loan Party knows of any additional assessments in respect of any such taxes and related liabilities.
3.7    No-Defaults. There exists no default (or event which, with the giving of notice or passage of time, or both, would result in a default) under the provisions of any instrument or agreement evidencing, governing, securing or otherwise relating to any Debt of any Loan Party or pertaining to any of the Permitted Encumbrances (other than Contested Items) except to the extent that any such failure has been waived or that such failure to comply would not have a Material Adverse Effect.
3.8    Enforceability of Agreement and Loan Documents. Each Loan Document has been duly executed and delivered by duly authorized officer(s) or other representative(s) of each Loan Party that is a party thereto, and constitutes the valid and binding obligations of each such Loan Party, enforceable in accordance with their respective terms, except to the extent that enforcement thereof may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting the enforcement of creditors’ rights generally at the time in effect.
3.9    Non-contravention. The execution, delivery and performance by each Loan Party of the Loan Documents to which such Loan Party is a party or otherwise bound, are not in contravention of the terms of any indenture, agreement or undertaking to which any such Loan Party is a party or by which it is bound, except to the extent that such terms have been waived or that failure to comply with any such terms would not have a Material Adverse Effect.
3.10    Actions, Suits, Litigation or Proceedings. Except as shown on Schedule 3.10, there is no Material Litigation, and, to the best knowledge of each Borrower, no Loan Party is under investigation by, or is operating under any restrictions imposed by, any Governmental Authority.

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3.11    Compliance with Laws. To the best knowledge of each Borrower, each Loan Party has complied with all applicable Governmental Requirements, including, without limitation, Environmental Laws, to the extent that failure to so comply could have a Material Adverse Effect.
3.12    Consents, Approvals and Filings, Etc. Except as have been previously obtained or as otherwise expressly provided in this Agreement, no authorization, consent, approval license, qualification or formal exemption from, nor any filing, declaration or registration with, any Governmental Authority and no material authorization, consent or approval from any other Person, is required in connection with the execution, delivery and performance by each Loan Party of any Loan Document to which it is a party. All such authorizations, consents, approvals, licenses, qualifications, exemptions, filings, declarations and registrations which have previously been obtained or made, as the case may be, are in full force and effect and are not the subject of any attack, or to the best knowledge of each Borrower, any threatened attack, in any material respect, by appeal, direct proceeding or otherwise.
3.13    Contracts, Agreements and Leases. To each Borrower’s best knowledge and after due inquiry, no Loan Party is in default (beyond any applicable period of grace or cure) in complying with any provision of any material contract, agreement, indenture, lease or instrument to which it is a party or by which it or any of its properties or assets are bound, where such default would have a Material Adverse Effect. To each Borrower’s knowledge, each such material contract, commitment, undertaking, agreement, indenture and instrument is in full force and effect and is valid and legally binding.
3.14    ERISA. Except as shown on Schedule 3.14, no Loan Party maintains or contributes to any employee benefit plan subject to Title IV of ERISA. Furthermore, no Loan Party has incurred any accumulated funding deficiency within the meaning of ERISA or incurred any liability to the PBGC in connection with any employee benefit plan established or maintained by such Loan Party, and no reportable event or prohibited transaction, as defined in ERISA, has occurred with respect to such plans.
3.15    No Investment Company. No Loan Party is an “investment company” within the meaning of the Investment Company Act of 1940, as amended, nor is any Loan Party “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
3.16    No Margin Stock. No Loan Party is engaged principally, or as one of its important activities, directly or indirectly, in the business of extending credit for the purpose of purchasing or carrying margin stock, and none of the proceeds of the Loan will be used, directly or indirectly, to purchase or carry any margin stock or made available by any Loan Party in any manner to any other Person to enable or assist such Person in purchasing or carrying margin stock, or otherwise used or made available for any other purpose which might violate the provisions of Regulations G, T, U, or X of the Board of Governors of the Federal Reserve System.

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3.17    Environmental Representations.
(a)    No Loan Party has received any notice of any violation of any Environmental Law(s); and no Loan Party is a party to any litigation or administrative proceeding, nor, so far as is known by any Borrower, is any litigation or administrative proceeding threatened against any Loan Party which, in any event, (i) asserts or alleges that any Loan Party violated any Environmental Law(s), (ii) asserts or alleges that any Loan Party is required to clean up, remove or take any other remedial or response action due to the disposal, depositing, discharge, leaking or other release of any Hazardous Materials, or (iii) asserts or alleges that any Loan Party is required to pay all or a portion of any past, present or future clean-up, removal or other remedial or response action which arises out of or is related to the disposal, depositing, discharge, leaking or other release of any Hazardous Materials by any Loan Party, and which in each case of (i)-(iii), either singularly or in the aggregate, could have a Material Adverse Effect.
(b)    To Borrowers’ knowledge, there are no conditions existing currently which could subject any Loan Party to damages, penalties, injunctive relief or clean-up costs under any applicable Environmental Law(s), or which require, or are likely to require, clean-up, removal, remedial action or other response pursuant to any applicable Environmental Law(s) by any Loan Party, and which, in any event, either singularly or in aggregate, could have a Material Adverse Effect.
(c)    No Loan Party is subject to any judgment, decree, order or citation related to or arising out of any applicable Environmental Law(s), which, either singularly or in the aggregate, could have a Material Adverse Effect; and, to Borrowers’ knowledge, no Loan Party has been named or listed as a potentially responsible party by any Governmental Authority in any matter arising under any applicable Environmental Law(s), except as disclosed in Schedule 3.16, and, in the event that any such matters are disclosed in said Schedule 3.16 they will not, either singularly or in the aggregate, have a Material Adverse Effect.
(d)    Each Loan Party has all permits, licenses and approvals required under applicable Environmental Laws, where the failure to so obtain or maintain any such permits, licenses or approvals could have a Material Adverse Effect.
3.18    Accuracy of Information. The Financial Statements previously furnished to Bank have been prepared in accordance with GAAP and fairly present the financial condition of Borrowers and, as applicable, the consolidated financial condition of Borrowers and such other Person(s) as such Financial Statements purport to present, and the results of their respective operations as of the dates and for the periods covered thereby; and since the date(s) of said Financial Statements, there has been no material adverse change in the financial condition of Borrowers or any other Person covered by such Financial Statements. No Loan Party, nor any such other Person has any material contingent obligations, liabilities for taxes, long-term leases or long-term commitments not disclosed by, or reserved against in, such Financial Statements. Each Loan Party is solvent, able to pay its respective debts as they mature, has capital sufficient to carry on its business and has assets the fair market value of which exceed its liabilities, and no Loan Party will be rendered insolvent, under-capitalized or unable to pay debts generally as they

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become due by the execution or performance of any Loan Document to which it is a party or by which it is otherwise bound.
3.19    Equity Ownership. Stratus’ entire issued and outstanding capital stock consists of 8,095,042 shares of common stock, $.01 par value; and the names of all Persons who own beneficially five percent (5%) or more of such shares, together with the amount of such ownership, are set forth in Schedule 3.19, Part 1 attached hereto. All of the partnership interests in Circle C are owned beneficially and of record by the Persons and in the amounts/percentages set forth in Schedule 3.19, Part 2 attached hereto. Austin’s entire issued and outstanding capital stock consists of 1,000 shares of common stock, $1.00 par value; and the names of all Persons who own beneficially five percent (5%) or more of such shares, together with the amount of such ownership, are set forth in Schedule 3.19, Part 4 attached hereto. All of the partnership interests in SPOC are owned beneficially and of record by the Persons and in the amounts/percentages set forth in Schedule 3.19, Part 3. To the extent that any such partner is a corporation (other than Stratus or Austin), limited liability company or partnership (other than Circle C), similar information with respect to the beneficial and record owners of all equity ownership interests in each such entity is set forth in Schedule 3.19, Part 3. There are no outstanding options, warrants or rights to purchase, nor any agreement for the subscription, purchase or acquisition of, any equity ownership interests of any Loan Party, except described in Schedule 3.19, Part 5.
3.20    Business Loan. The Loan is a business loan transaction in the stated amount solely for the purpose of carrying on the businesses of Borrowers and none of the proceeds of the Loan will be used for the personal, family, household or agricultural purposes of any Borrower.
3.21    Relationship. The relationship between each Borrower and Bank is solely that of borrower and lender, and Bank has no fiduciary or other special relationship with any Borrower or any other Loan Party, and no term or condition of any of the Loan Documents shall be construed so as to deem the relationship between any Borrower or any other Loan Party and Bank to be other than that of borrower and lender.
3.22    Experience. The principals of each Borrower are knowledgeable businessmen with experience in real estate transactions and real estate financing. In all of their transactions with Bank, each Borrower and its principals have been represented by (or have had the opportunity to be represented by) legal counsel independent of Bank and independent of counsel for Bank.
3.23    Compliance with Laws. The Land and any Improvements thereon comply, in all material respects, with all applicable Governmental Requirements and restrictive covenants, including, without limitation, zoning laws, building codes, handicap or disability legislation, and all rules, regulations and orders relating thereto, and all Environmental Laws, and the use to which a Borrower is using or intends to use its Land and Improvements complies with all Governmental Regulations in all material respects, specifically including, but not limited to, any and all land use and development entitlements and Municipal Utility District requirements for the Primary Collateral and the Other Collateral, and that such Borrower has taken all action necessary to preserve and maintain the land use and development entitlements, and has taken no action which would cause a loss of any such entitlements.

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3.24    Access. Access by vehicles to the Land exists over paved roadways that have been completed, dedicated to the public use and accepted by the appropriate Governmental Authority.
3.25    Statements. No certificate, statement, report or other information delivered heretofore, concurrently herewith or hereafter by any Loan Party to Bank in connection herewith, or in connection with any transaction contemplated hereby, contains or will contain any untrue statement of a material fact or fails to state any material fact necessary to keep the statements contained therein from being materially misleading, and same were true, complete and accurate as of the date hereof in all material respects.
3.26    Disclaimer of Permanent Financing. Each Borrower acknowledges and agrees that Bank has not made any commitments, either express or implied, to extend the terms of the Loan past its stated maturity date or to provide Borrowers with any permanent financing, except to the extent, if any, that the same is expressly stated in this Agreement and the other Loan Documents.
3.27    Not a Broker Or Dealer. No Loan Party is a “broker” or a “dealer” within the meaning of the Securities Exchange Act of 1934, as amended from time to time, and any rules or regulations promulgated thereunder.

SECTION 4.	AFFIRMATIVE COVENANTS
Each Borrower covenants and agrees that, so long as Bank is committed to make any Advance or issue any Letter of Credit under this Agreement, and until all instruments and agreements evidencing any Loan which is payable on demand or which conditions Advances upon the Bank’s discretion are fully discharged and terminated, and thereafter, so long as any Indebtedness remains outstanding, it will, and, as applicable, it will cause each Loan Party within its control or under common control to:
4.1    Preservation of Existence, Etc. Preserve and maintain its existence and preserve and maintain such of its rights, licenses, and privileges as are material to the business and operations conducted by it; qualify and remain qualified to do business in each jurisdiction in which the Land it owns is located and where such qualification is material to its business and operations or ownership of its properties; continue to conduct and operate its business substantially as conducted and operated during the present and preceding calendar year; at all times maintain, preserve and protect all of its franchises and trade names and preserve all the remainder of its property and keep the same in good repair, working order and condition; and from time to time make, or cause to be made such repairs or betterments as Borrower is obligated to make under any Governmental Requirements.
4.2    Keeping of Books. Keep proper books of record and account in which full and correct entries shall be made of all of its financial transactions and its assets and businesses so as to permit the presentation of financial statements (including, without limitation, those Financial Statements to be delivered to Bank pursuant to Section 4.3 hereof) prepared in accordance with GAAP; and permit Bank, or its representatives, at reasonable times and intervals after forty-eight (48) hours prior notice, at Borrowers’ cost and expense, to visit any office of any Loan Party,

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discuss its financial matters with its officers, employees, and independent certified public accountants, and by this provision, each Borrower authorizes such officers, employees and accountants to discuss the finances and affairs of any Loan Party and to examine any of its books and other corporate records; provided, however, if no Event of Default exists, such visit will not occur more often than four (4) times in any calendar year.
4.3    Reporting Requirements. Stratus shall furnish to Bank, or cause to be furnished to Bank, the following:
(a)    As soon as possible, and in any event within five (5) calendar days after becoming aware of the occurrence or existence of each Default or Event of Default hereunder or of any Material Adverse Effect, a written statement of the chief financial officer or other appropriate authorized representative of Stratus, setting forth details of such Default, Event of Default or Material Adverse Effect, and the action which Stratus has taken, or has caused to be taken, or proposes to take, or to cause to be taken, with respect thereto.
(b)    As soon as available, and in any event within ninety (90) days after and as of the end of each fiscal year of Stratus, audited consolidated Financial Statements of Stratus, including a balance sheet, statement of operations, statement of equity, statement of cash flows and disclosure of contingent obligations, for and as of such fiscal year then ending, with comparative numbers for the preceding fiscal year, in each case, prepared by Stratus or such other Person, as applicable, and completed in such detail as Bank shall require, and certified by the chief financial officer or other appropriate authorized representative of Stratus or of such other Person, as applicable, as to consistency with prior financial reports and accounting periods, accuracy and fairness of presentation. Such audited Financial Statements shall be prepared in accordance with GAAP and audited by independent certified public accountants of recognized standing selected by Borrower and shall contain unqualified opinions as to the fairness of the statements therein contained.
(c)    As soon as available, and in any event not later than sixty (60) days after the start of each fiscal year of Stratus, the business plan of Stratus for such forthcoming fiscal year.
(d)    As soon as available, and in any event within forty-five (45) days after the end of each calendar quarter, consolidated Financial Statements of Stratus and, to the extent not covered in the Stratus Financial Statements, from such of the other Loan Parties as may be required by the Bank, Consolidated, as applicable, for and as of such reporting period, including a balance sheet, statement of operations, statement of equity and statement of cash flows and disclosure of contingent obligations for and as of such reporting period then ending and for and as of that portion of the calendar year then ending, with comparative numbers for the same period of the preceding calendar year, in each case, certified by the chief financial officer or other appropriate authorized representative of Stratus and, as applicable, each other Loan Party as to consistency with prior financial reports and accounting periods, accuracy and fairness of presentation.

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(e)    As soon as available, and in any event within forty-five (45) days after the end of each calendar month, a statement of Stratus’ sales as of such reporting period then ending and for and as of that portion of the calendar year then ending, with comparative numbers for the same period of the preceding calendar year, in each case, certified by the chief financial officer of Stratus as to consistency with prior reports and accounting periods, accuracy and fairness of presentation ended and the year-to-date.
(f)    As soon as available, and in any event within forty-five (45) days after and as of the end of each calendar quarter, a statement of the status of MUD Reimbursables and the MUD Reimbursables Value, Credit Banks and Credit Bank Value, and Material Litigation as of such reporting period then ending certified by the chief financial officer of Stratus as to accuracy and completeness.
(g)    Promptly upon receipt thereof, copies of all management letters and other substantive reports submitted to any Loan Party by independent certified public accountants in connection with any annual audit of any such party.
(h)    Promptly after filing the same, a copy of Stratus’ annual federal income tax return.
(i)    Simultaneously with the Financial Statements to be delivered to Bank pursuant to Sections (b) and (d) above, a Compliance Certificate dated as of the end of such quarter or year, as the case may be.
(j)    Promptly, and in form and detail reasonably satisfactory to Bank, such other information as Bank may reasonably request from time to time.
4.4    Intentionally Omitted.
4.5    Further Assurances: Financing Statements. Furnish Bank, at Borrowers’ expense, upon Bank’s request and in form reasonably satisfactory to Bank, and execute and deliver or cause to be executed and delivered, such additional pledges, assignments, mortgages, lien instruments or other security instruments, consents, acknowledgments, subordinations and financing statements covering any or all of the Mortgaged Property pledged, assigned, mortgaged or encumbered pursuant to any Loan Document, of every nature and description, whether now owned or hereafter acquired by the Person providing such Mortgaged Property, together with such other documents or instruments as Bank may require to effectuate more fully the express purposes of any Loan Document.
4.6    Compliance with Leases. Comply with all material terms and conditions of the Leases, if any, and all other lease or rental agreements covering any premises or property (real or personal) wherein any of the Mortgaged Property is or may be located, or covering any of the other material personal or real property now or hereafter owned, leased or otherwise used by any Loan Party in the conduct of its business, and any Governmental Requirement, except where the failure to so comply could not cause a Material Adverse Effect.
4.7    Indemnification. Indemnify, defend and save Bank harmless from any and all claims, losses, costs, damages, liabilities, obligations and expenses, including, without limitation,

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reasonable attorneys’ fees, incurred by Bank by reason of any Default or Event of Default, in defending or protecting the Liens which secure or purport to secure all or any portion of the Indebtedness, whether existing under any Loan Document or otherwise or the priority thereof, any bodily injury or death or property damage occurring in or upon or in the vicinity of the Section N Property or the other Mortgaged Property through any cause whatsoever or asserted against them on account of any act performed or omitted to be performed hereunder or on account of any transaction arising out of or in any way connected with the Section N Property or the other Mortgaged Property or with this Agreement or any other Loan Document, or in enforcing the obligations of any Borrower or any other Person under or pursuant to any Loan Document, or in the prosecution or defense of any action or proceeding concerning any matter growing out of or connected with the Mortgaged Property or any Loan Document, INCLUDING ANY CLAIMS, LOSSES, COSTS, DAMAGES, LIABILITIES, OBLIGATIONS, AND EXPENSES RESULTING FROM BANK’S OWN NEGLIGENCE, EXCEPT AND TO THE EXTENT, BUT ONLY TO THE EXTENT, CAUSED BY BANK’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. Without limiting in any manner any of the foregoing, it is specifically agreed that the obligations of Borrowers under this section shall extend to any and all claims, losses, costs, damages, liabilities, obligations and expenses, including, without limitation, reasonable attorneys’ fees, incurred by Bank by reason that the legal description of any of the Mortgaged Property in any Loan Document is incorrect in any respect or because the Liens of any of the Deeds of Trust are other than first and prior Liens, except to the extent any such Deed of Trust expressly recognizes that it is not a first and prior Lien.
4.8    Governmental and Other Approvals. To the extent necessary to be in compliance, comply with all Governmental Requirements in a timely matter and apply for, obtain and/or maintain in effect, as applicable, all authorizations, consents, approvals, licenses, qualifications, exemptions, filings, declarations, and registrations (whether with any Governmental Authority, securities exchange or otherwise) which are necessary in connection with the execution, delivery and/or performance by any Loan Party of any Loan Document to which it is a party, specifically including, but not limited to, the entitlements necessary to develop the Mortgaged Property.
4.9    Insurance. Each Borrower shall obtain and maintain or cause to be obtained and maintained at such Borrower’s sole expense with respect to the portions of the Mortgaged Property owned by it: (a) all-risk property insurance with respect to all insurable Mortgaged Property, if any, against loss or damage by fire, lightening, windstorm, explosion, hail, tornado and such hazards as are presently included in so-called “all-risk” coverage and against such other insurable hazards as Bank may reasonably require, in an amount not less than 100% of the full replacement cost, including the cost of debris removal, without deduction for depreciation and sufficient to prevent Borrowers or Bank from becoming a coinsurer; (b) if and to the extent any insurable Improvements are in a special flood hazard area, a flood insurance policy in an amount equal to the lesser of the principal balance of the Indebtedness or the maximum amount available or the replacement cost of the insurable Mortgaged Property; (c) commercial general public liability insurance, on an “occurrence” basis, for the benefit of Borrowers with Bank named as loss payee in respect to the Land and Improvements; (d) statutory worker’s compensation insurance with respect to any work on or about the Mortgaged Property; and (e) such other insurance on the insurable Mortgaged Property as may from time to time be reasonably required by Bank and against other insurable hazards or casualties which at the time are commonly

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insured against in the case of premises similarly situated, due regard being given to the height, type, construction, location, use and occupancy of buildings and improvements. All insurance policies shall be issued and maintained by insurers, in amounts, with deductibles, and in form reasonably satisfactory to Bank, and shall require not less than fifteen (15) days’ prior written notice to Bank of any cancellation or material change of coverage. All insurance policies maintained, or caused to be maintained, by a Borrower with respect to any of the Mortgaged Property shall provide that each such policy shall be primary without right of contribution from any other insurance that may be carried by such Borrower or Bank and that all of the provisions thereof, except the limits of liability, shall operate in the same manner as if there were a separate policy covering each insured. If any insurer which has issued a policy of title, hazard, liability or other insurance required pursuant to this Agreement or any other Loan Document becomes insolvent or the subject of any bankruptcy, receivership or similar proceeding or if Bank, in good faith, believes that the financial responsibility of such insurer is or becomes inadequate, the applicable Borrower shall, in each instance, promptly, upon the request of Bank and at such Borrower’s expense, obtain and deliver to Bank a certificate of insurance issued by another insurer, which insurer and policy meet the requirements of this Agreement or such other Loan Document, as the case may be and shall furnish a copy of the policy upon Bank’s request. Without limiting the discretion of Bank with respect to required endorsements to insurance policies, all such policies for loss of or damage to the Mortgaged Property shall contain a standard mortgage clause (without contribution) naming Bank as mortgagee with loss proceeds payable to Bank notwithstanding (i) any act, failure to act or negligence of or violation of any warranty, declaration or condition contained in any such policy by any named insured; (ii) the occupation or use of the Mortgaged Property for purposes more hazardous than permitted by the terms of any such policy; (iii) any foreclosure or other similar action by Bank under the Loan Documents; or (iv) any change in title to or ownership of the Mortgaged Property or any portion thereof, such proceeds to be held for application as provided in the Loan Documents. The originals of each initial insurance policy (or to the extent permitted by Bank, a copy of the original policy and a satisfactory certificate of insurance) shall be delivered to Bank at the time of execution of this Agreement, with no delinquent premium payments, and each renewal certificate shall be delivered to Bank prior to the expiration of the policy it renews or replaces with no delinquent premium payments; provided that all insurance premiums shall be prepaid on an annual basis. Borrower shall pay all premiums on policies required hereunder as they become due and payable. If any loss occurs at any time when Borrower has failed to perform any Borrower’s covenants and agreements in this Paragraph, Bank shall nevertheless be entitled to the benefit of all insurance covering the loss and held by or for all Borrowers, to the same extent as if it had been made payable to Bank. Upon any foreclosure hereof or transfer of title to the Mortgaged Property in extinguishment of the whole or any part of the Indebtedness, all of Borrowers’ right, title and interest in and to the insurance policies referred to in this Paragraph (including unearned premiums) and all proceeds payable thereunder shall thereupon vest in the purchaser at foreclosure or other such transferee, to the extent permissible under such policies. Bank shall have the right (but not the obligation) to make proof of loss for, settle and adjust any claim under, and receive the proceeds of, all insurance for loss of or damage to the Mortgaged Property, and the expenses incurred by Bank in the adjustment and collection of insurance proceeds shall be a part of the Indebtedness, shall be due and payable to Bank on demand and shall bear interest from the date paid by Bank until reimbursed at the highest rate of interest applicable to any of the Indebtedness (but not in excess of the highest rate permitted by

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applicable law). Bank and Bank’s employees are each irrevocably appointed attorney-in-fact for Borrowers and are authorized to adjust and compromise each loss without the consent of Bank, to collect, receive and receipt for all insurance proceeds in the name of Bank and/or Borrowers, and to endorse Borrowers’ name upon any check in payment of the loss. Bank shall not be, under any circumstances, liable or responsible for failure to collect or exercise diligence in the collection of any of such proceeds or for the obtaining, maintaining or adequacy of any insurance or for failure to see to the proper application of any amount paid over to any Borrower.
4.10    Compliance with ERlSA. In the event that any Loan Party or any of its Subsidiaries maintain(s) or establish(es) a Pension Plan subject to ERISA, (a) comply in all material respects with all requirements imposed by ERISA as presently in effect or hereafter promulgated, including, but not limited to, the minimum funding requirements thereof; (b) promptly notify Bank upon the occurrence of a “reportable event” or “prohibited transaction” within the meaning of ERlSA, or that the PBGC or any Loan Party has instituted or will institute proceedings to terminate any Pension Plan, together with a copy of any proposed notice of such event which may be required to be filed with the PBGC; and (c) furnish to Bank (or cause the plan administrator to furnish Bank) a copy of the annual return (including all schedules and attachments) for each Pension Plan covered by ERlSA, and filed with the Internal Revenue Service by any Loan Party not later than thirty (30) days after such report has been so filed.
4.11    Environmental Covenants.
(a)    Comply with all applicable Environmental Laws in all material respects, including, but not limited to, the demolition of any existing house or other buildings, in accordance with, and to the extent required by, Texas Department of Health Regulations, and maintain all permits, licenses and approvals required under applicable Environmental Laws, where the failure to do so could have a Material Adverse Effect. Further, Borrower acknowledges that certain petroleum hydrocarbons have been released from Exxon and Shell Oil pipelines located on or in the vicinity of the Land, and in the event the subsurface soil affected by such releases on the Land are to be disturbed, Borrower will take such health and safety measures as necessary to protect any person coming into contact with such releases, and all impacted soil resulting from site excavations will be disposed of in accordance with applicable regulations.
(b)    Promptly notify Bank, in writing, as soon as any Borrower becomes aware of any condition or circumstance which makes any of the environmental representations or warranties set forth in this Agreement or any other Loan Document incomplete, incorrect or inaccurate in any material respect as of any date; and promptly provide to Bank, immediately upon receipt thereof, copies of any material correspondence, notice, pleading, citation, indictment, complaint, order, decree, or other document from any source asserting or alleging a violation of any Environmental Laws by any Loan Party, or of any circumstance or condition which requires or may require, a financial contribution by any Loan Party, or a clean-up, removal, remedial action or other response by or on behalf of any Loan Party, under applicable Environmental Law(s), or which seeks damages or civil, criminal or punitive penalties from any Loan Party or any violation or alleged violation of Environmental Law(s).

{PH005695.1}     12

(c)    Borrower hereby agrees to indemnify, defend and hold Bank, and any of Bank’s past, present and future officers, directors, shareholders, employees, representatives and consultants, harmless from any and all claims, losses, damages, suits, penalties, costs, liabilities, obligations and expenses (including, without limitation, reasonable legal expenses and attorneys’ fees, whether inside or outside counsel is used) incurred or arising out of any claim, loss or damage of any property, injuries to or death of any persons, contamination of or adverse effects on the environment, or other violation of any applicable Environmental Law(s), in any case, caused by any Loan Party or in any way related to any property owned or operated by any Loan Party or due to any acts of any Loan Party or any of its officers, directors, shareholders, employees, consultants and/or representatives, INCLUDING ANY CLAIMS, LOSSES, DAMAGES, SUITS, PENALTIES, COSTS, LIABILITIES, OBLIGATIONS OR EXPENSES, RESULTING FROM BANK’S OWN NEGLIGENCE; PROVIDED HOWEVER, THAT THE FOREGOING INDEMNIFICATION SHALL NOT BE APPLICABLE, AND BORROWER SHALL NOT BE LIABLE FOR ANY SUCH CLAIMS, LOSSES, DAMAGES, SUITS, PENALTIES, COSTS, LIABILITIES, OBLIGATIONS OR EXPENSES, TO THE EXTENT (BUT ONLY TO THE EXTENT) THE SAME ARISE OR RESULT FROM ANY GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF BANK OR ANY OF ITS AGENTS OR EMPLOYEES.
4.12    Bank’s Expenses. Pay or reimburse to Bank on demand all costs and expenses of Bank, including, without limitation, reasonable attorneys’ fees and legal expenses, incurred in connection with the preparation, execution, delivery, administration and performance of the Loan Documents, the Mortgaged Property, and the transactions contemplated by this Agreement including, without limitation, title insurance and examination charges, survey costs, insurance premiums, filing and recording fees, attorneys’ fees and expenses, and other expenses payable to third parties incurred by Bank in connection with the consummation of the transactions contemplated by this Agreement.
4.13    Surveys. Furnish Bank from time to time at the request of Bank but no more often than once per year, at Borrowers’ expense recertified and updated Surveys of the Primary Collateral. All Surveys shall be in form and substance reasonably acceptable to Bank.
4.14    Estoppel Certificates. Deliver to Bank, within ten (10) days after request therefor, estoppel certificates or written statements, duly acknowledged, stating to Borrowers’ knowledge after diligent inquiry, the amount that has then been advanced to Borrowers under this Agreement, the amount due on the Note, and whether any offsets or defenses exist against the Note or any of the other Loan Documents.
4.15    Personalty and Fixtures. Deliver to Bank, on demand, any contracts, bills of sale, statements, receipted vouchers or agreements under which any Borrower claims title to any items of personal property incorporated in any Improvements or subject to the lien of any of the Deeds of Trust or to the security interest of any of the Security Agreements.
4.16    Leases. Deliver to Bank executed copies of all Leases; and all said Leases will contain a written provision reasonably acceptable to Bank whereby all rights of the tenant in the

{PH005695.1}     13

Lease and the Mortgaged Property are subordinated to the liens and security interests granted in the Loan Documents. Furthermore, if requested by Bank, Borrowers shall cause to be executed and delivered to Bank a Subordination, Non-Disturbance and Attornment Agreement, in form and substance reasonably acceptable to Bank, relating to each Lease and fully executed by Bank, Borrowers and such tenant.
4.17    Approval to Lease Required. Borrowers will obtain the prior written consent of Bank as to the form and substance of each proposed Lease specifically including, but not limited to, any ground lease transaction, and of each prospective tenant prior to entering into any such Lease, which approval will not be unreasonably withheld, conditioned or delayed.
4.18    Brokers. Pay all fees, commissions and other compensation payable to all brokers, if any, involved in this transaction at or prior to the disbursement of the Initial Advance, except for any brokers expressly contracted with by Bank. Borrowers hereby agree to indemnify and hold harmless Bank from and against any loss, damage, expense or claims of brokers (except for brokers expressly contracted with by Bank) arising by reason of the execution hereof or the consummation of the transactions contemplated hereby, including but not limited to, any transactions involving or relating to any Lease.
4.19    Appraisals. Supply Bank, at Borrowers’ expense, with new or recertified Appraisals from time to time upon Bank’s request; provided, (i) such Appraisals shall be updated at least one time every two (2) years and (ii) so long as no Default or Event of Default shall have occurred and be continuing, Borrowers shall not be obligated to pay for any such Appraisals more frequently than once during any calendar year; subject, however, to the updated information regarding reconciliation of value as may be required by Bank in connection with a partial release, as more fully set forth in Addendum 3 (a “Partial Release”). Without limiting the foregoing in any manner, Borrower may, from time to time and at its cost and expense, and without affecting Bank’s right to require any updated Appraisal pursuant to this Section 4.19, obtain and deliver to Bank new Appraisals or updates of existing Appraisals, provided such Appraisals comply with the requirements of this Agreement, for the purposes of updating the Borrowing Base Limitation. Borrowers and Bank acknowledge that, as of the date of this Agreement, Bank has not been provided with the required Appraisals. Until such time as Bank has been provided with the required Appraisals, the most recent prior existing appraisals approved by Bank will be used for all purposes under this Agreement.
4.20    Financial Covenants. Maintain compliance with the following financial covenants on a consolidated basis:
(a)    Maintain a Total Stockholder Equity at all times of not less than $120,000,000; provided, however, if at any time Borrowers deliver to Bank evidence reasonably acceptable to Bank that, FAAM, in connection with the FAAM loan, and Beal Bank Nevada, in connection the senior loan to the Block 21 Entity, have reduced the total stockholder equity requirement under their respective loan documents to $110,000,000.00, then the requirement imposed by this Section 4.20(a) shall be automatically reduced such that Borrowers will only be required to maintain a Total Stockholder Equity at all times of not less than $110,000,000.

{PH005695.1}     14

(b)    Maintain a maximum Debt-to-Tangible Net Worth Ratio at all times of not more than 1.50 to 1.00.
The foregoing covenants shall be (i) computed on a consolidated basis, (ii) tested at the end of each calendar quarter, (iii) and certified to in the Compliance Certificate required to be delivered to Bank pursuant to Section 4.3(i) above.
4.21    FAAM Loan. Stratus previously obtained the FAAM Loan, which is an unsecured loan from one or more affiliates of First American Asset Management (“FAAM”) in a principal amount not to exceed $23,000,000.00. Borrowers hereby represent and warrant that the following terms, covenants and restrictions have been satisfied and complied with at all times to date and shall continue to be satisfied and complied with throughout the term of the FAAM Loan until the Loan has been repaid in full and all other obligations of Borrowers under the Loan Documents have been fully satisfied: (i) the stated principal amount of the FAAM Loan shall not at any time exceed $23,000,000; (ii) the proceeds of the FAAM Loan shall be used only for general corporate purposes of Stratus, including the use of such proceeds for the purpose of repurchasing the common stock of Stratus; (iii) the FAAM Loan is not and shall at no time be secured by any of the real property or other collateral securing the Loan or otherwise be secured by any Liens in contravention of any terms or provisions in this Agreement (including, without limitation, Section 5.5 hereof), or any of the other Loan Documents; (iv) Bank’s rights to receive, use and apply any and all proceeds and other amounts as set forth in Sections 2.18 and 2.19 of Addendum 2 and elsewhere in this Agreement shall continue in full force and effect and shall not be affected in any manner by the FAAM Loan, and FAAM (and any subsequent holder of the FAAM Loan) shall have no rights to the receipt of any such proceeds, and Borrowers shall not utilize any of such proceeds for repayment of or application to any of the indebtedness evidenced by the FAAM Loan; (v) without the prior written approval of Bank, no proceeds of the Loan shall be used by Borrowers to repay any principal or other amounts then outstanding under the FAAM Loan, except that proceeds of the Loan may be used by Borrowers for the repayment of ordinary interest then due and payable under the FAAM Loan so long as no Event of Default or Default exists and is continuing under this Agreement or the other Loan Documents; and (vi) the promissory note, loan agreement and other loan documents (if any) executed in connection with the FAAM Loan shall not, without Bank’s written consent, be amended or modified in any manner that (a) conflicts with any of the foregoing terms, covenants and restrictions, (b) increases the principal amount of the FAAM Loan to more than $23,000,000, or (c) would cause a default or an event of default under this Agreement or any of the other Loan Documents. Borrowers shall promptly provide Bank with a copy of any notice of default received by Stratus or Borrowers from FAAM (or the then holder of the FAAM Loan) or delivered by Stratus or Borrowers to FAAM (or the then holder of the FAAM Loan), in connection with the FAAM Loan. Any failure of Borrowers or the FAAM Loan to comply with any of the foregoing conditions, covenants and restrictions set forth in items (i) through (vi) above shall be an Event of Default under this Agreement and the other Loan Documents. Any default or event of default under the FAAM Loan which continues beyond any applicable grace or cure period thereunder shall also constitute an Event of Default under the Loan Agreement (and the other Loan Documents.
4.22    Loan-to-Value Ratio. The Loan-to-Value Ratio, as determined by Bank based on Appraisals obtained by Bank in accordance with this Agreement shall be less than or equal to

{PH005695.1}     15

50%. If, at any time after the date of this Agreement, Bank obtains new Appraisals pursuant to the terms of this Agreement, and such Appraisals reflect that a Loan-To-Value Ratio exceeding 50%, Borrowers shall make a mandatory prepayment of principal under the Note in an amount necessary to reduce the Loan-To-Value Ratio to 50%, which payment shall be due within thirty (30) days after Bank delivers to Borrowers a written request therefor.

SECTION 5.	NEGATIVE COVENANTS
Each Borrower covenants and agrees that, so long as Bank is committed to make any Advance or issue any Letter of Credit under this Agreement and until all instruments and agreements evidencing any Loan which is payable on demand or which conditions Advances upon the Bank’s discretion are fully discharged and terminated and, thereafter, so long as any Indebtedness remains outstanding, it will not, and it will not allow any Loan Party within its control to, without the prior written consent of the Bank:
5.1    Capital Structure, Business Objects or Purpose. Purchase, acquire or redeem any of its equity ownership interests, or enter into any reorganization or recapitalization or reclassify its equity ownership interests, or make any material change in its capital structure or general business objects or purpose. Notwithstanding the foregoing, Borrowers may repurchase up to $1,000,000.00 of the outstanding common stock of Stratus.
5.2    Mergers or Dispositions. Change its name, enter into any merger or consolidation, whether or not the surviving entity thereunder, or sell, lease, transfer, relocate or dispose of all, substantially all, or any material part of its assets (whether in a single transaction or in a series of transactions), except as expressly permitted under this Agreement or the other Loan Documents.
5.3    Guaranties. Guarantee, endorse, or otherwise become secondarily liable for or upon the obligations or Debt of others (whether directly or indirectly), except:
a.guaranties in favor of and satisfactory to Bank;
b.endorsements for deposit or collection in the ordinary course of business;
c.guaranties of carve-outs of non-recourse liabilities in connection with permanent financing of projects owned by Subsidiaries of Borrowers (collectively, the "Guaranties of Non-Recourse Carve-Out Liabilities").
d.Amended and Restated Guaranty Agreement dated October 21, 2009 in the original principal amount of $120,000,000.00 for the benefit of Beal Bank; and
e.Guaranty Agreement dated January 29, 2010 in the original principal amount of $5,370,000.00 for the benefit of United Heritage Credit Union.
5.4    Debt. Become or remain obligated for any Debt, except:
a.    Indebtedness and other Debt from time to time outstanding and owing to Bank;

{PH005695.1}     16

b.    Unsecured trade, utility or non-extraordinary accounts payable arising in the ordinary course of business and other unsecured Debt of Borrower or the Loan Parties on a Consolidated basis at any one time not to exceed $500,000.00, except for the FAAM Loan;
c.    except for the Guaranties of Non-Recourse Carve-Out Liabilities and any guaranties for the benefit of Bank with regard to other loans to Subsidiaries of Borrowers or any other Loan Party (except as expressly provided below), contingent liabilities of Borrowers on a consolidated basis at any one time not to exceed $20,000,000.00;
d.    Amended and Restated Guaranty Agreement dated October 21, 2009 in the original principal amount of $120,000,000.00 for the benefit of Beal Bank;
e.    Guaranty Agreement dated January 29, 2010 in the original principal amount of $5,370,000.00 for the benefit of United Heritage Credit Union;
f.    Debt of a Related Party but only to the extent of the lesser of seventy-five percent (75%) of the appraised value of the real estate project owned by such Related Party or eighty percent (80%) of the total costs associated with the real estate project owned by such Related Party;
g.    Debt subordinated to the prior payment in full of the Indebtedness upon terms and conditions approved in writing by Bank;
h.    Debt outstanding as of the date hereof that is shown on the Financial Statements previously delivered to Bank; and
i.    Debt of any Loan Party to any other Loan Party.
5.5    Encumbrances. Create, incur, assume or suffer or permit to exist any Lien upon any of its property or assets, whether now owned or hereafter acquired, except for Permitted Encumbrances.
5.6    Acquisitions. Except as expressly permitted under this Agreement, purchase or otherwise acquire or become obligated for the purchase of all or substantially all of the assets or business interests of any Person or any shares of stock or other ownership interests of any Person or in any other manner effectuate or attempt to effectuate an expansion of present business by acquisition.
5.7    Dividends. Declare or pay dividends on, or make any other distribution (whether by reduction of capital or otherwise) in respect of any shares of its capital stock or other ownership interests, including but not limited to dividends payable by Stratus or any dividends payable solely in stock except (a) dividends payable by a Subsidiary of a Borrower to a Borrower or by the Subsidiary of another Loan Party to such other Loan Party; or (b) the redemption, repurchase or acquisition of any shares of its capital stock payable upon an employee’s termination pursuant to its employee stock option, repurchase, or similar plan; provided, however, that after giving effect to such redemption, repurchase or acquisition, such Borrower or

{PH005695.1}     17

such other Loan Party, as applicable, shall be in full compliance with the terms of this Agreement.
5.8    Investments. Except as otherwise permitted in Section 2.17 of Addendum 2, make or allow to remain outstanding any investment (whether such investment shall be of the character of investment in shares of stock, evidences of indebtedness or other securities or otherwise) in, or any loans, advances or extensions of credit to, any Person, other than:
(a)    Each Borrower’s current ownership in its respective Subsidiaries and Related Parties; and
(b)    Acquisition of a new Subsidiary in connection with the acquisition of additional land which otherwise qualifies for a Section 2.17 acquisition as provided in Section 2.17 of Addendum 2 hereof; and
(c)    any investment in direct obligations of the United States of America or any agency thereof, or in certificates of deposit issued by Bank, maintained consistent with a Borrower’s or such Subsidiary’s business practices prior to the date hereof; provided, that no such investment shall mature more than ninety (90) days after the date when made or the issuance thereof.
5.9    Transactions with Affiliates. Enter into any transaction with any of their stockholders, officers, employees, partners or any of their Affiliates or Related Parties, except subject to the terms hereof, transactions in the ordinary course of business and on terms not less favorable than would be usual and customary in similar transactions between Persons dealing at arm’s length, or transfer any assets to any Related Party which is not a Borrower hereunder without Bank’s prior consent.
5.10    Defaults on Other Obligations. Fail to perform, observe or comply duly with any covenant, agreement or other obligation to be performed, observed or complied with by any Loan Party, subject to any grace or cure periods provided therein, which failure could have a Material Adverse Effect.
5.11    Prepayment of Debt. Use proceeds of the Loan to prepay (or take any actions which impose an obligation to prepay) any Debt, except the Indebtedness, taxes, trade debt of Borrowers incurred in the ordinary course of business and for the other purposes set forth in Section 2.4 of Addendum 2 hereof.
5.12    Pension Plans. Except in compliance with this Agreement, enter into, maintain, or make contribution to, directly or indirectly, any Pension Plan that is subject to ERISA.
5.13    Subordinate Indebtedness. Subordinate any indebtedness due to it from any Person to indebtedness of other creditors of such Person.
5.14    No Further Negative Pledges. Other than the FAAM Loan, enter into or become subject to any agreement (other than this Agreement or the Loan Documents) (a) prohibiting the guaranteeing by any Loan Party of any obligations, (b) prohibiting the creation or assumption of any Lien upon the properties or assets of any Loan Party, whether now owned or hereafter

{PH005695.1}     18

acquired or (c) requiring an obligation to become secured (or further secured) if another obligation is secured or further secured.
5.15    No License Restrictions. Permit any restriction in any license or other agreement that restricts any Borrower or any other Loan Party from granting a Lien to Bank upon any of any Borrower’s or such other Loan Party’s rights under such license or agreement.
5.16    No Transfers to Related Parties. Transfer or permit any transfer of any assets of any Borrower to any Related Party for non-project related purposes.
5.17    Change in Management. Not permit any change in the management of Borrowers, unless such change in management is the result of a replacement for normal attrition, retirement, death or incapacity and within a reasonable period following such change, Borrowers have provided for the replacement of such manager to Bank’s reasonable satisfaction; provided, further, Borrowers shall promptly notify Bank in writing of the occurrence of any change in the management of any Borrower.

SECTION 6.	EVENTS OF DEFAULT
6.1    Events of Default. The occurrence or existence of any one or more of the following conditions or events shall constitute an “Event of Default” hereunder:
(a)    Non-payment of any principal, interest or other sum due under the terms of this Agreement, the Note, or under any other Loan Document when due in accordance with the terms hereof or thereof, which non-payment continues for five (5) days beyond its due date.
(b)    Default by any Borrower in the observance or performance of any of the other conditions, covenants or agreements of Borrowers set forth in this Agreement or under any other Loan Document, which default continues for thirty (30) days following the date on which written notice is delivered by Bank to Borrower with respect to such default or event of default; provided, however, that such thirty (30) day period will be extended for up to ninety (90) days in Bank’s sole discretion so long as a Borrower commences to cure such default during such thirty (30) day period and thereafter diligently prosecutes such cure to completion.
(c)    Any representation or warranty made by any Loan Party in any Loan Document shall be untrue or incorrect in any material respect at the time given; provided that it will not be an Event of Default hereunder if (i) Borrower believed that any such representation or warranty was true when made, (ii) such representation or warranty is susceptible of being cured and made true and correct and (iii) within thirty (30) days after receipt of written notice Borrower takes whatever action is required so that such representation or warranty is made true and correct within such thirty (30) day period.
(d)    Any default by any Loan Party, in the payment of any Debt (other than Debt owing to Bank) in an individual amount of $50,000.00 or greater, or in an aggregate amount exceeding $100,000.00, or in the material observance or performance of any conditions, covenants or agreements related or given with respect thereto which is not a

{PH005695.1}     19

proper Contested Item, and, in each such case, continuation thereof beyond any applicable grace or cure period.
(e)    Any default by Stratus or any Borrower under the FAAM Loan which continues beyond any applicable grace or cure period.
(f)    The rendering of one or more judgments or decrees for the payment of money, against any Loan Party, and such judgment(s) or decree(s) has not been vacated, bonded or stayed, by appeal or otherwise, for a period of sixty (60) consecutive days after the date of final entry.
(g)    The failure by any Loan Party, to meet the minimum funding requirements under ERISA with respect to any Pension Plan established or maintained by it; the occurrence of any “reportable event”, as defined in ERISA, which could constitute grounds for termination by the PBGC of any Pension Plan or for the appointment by the appropriate United States District Court of a trustee to administer such Pension Plan, and such reportable event is not corrected and such determination is not revoked within sixty (60) days after notice thereof has been given to the plan administrator or any Loan Party, as the case may be; or the institution of any proceedings by the PBGC to terminate any such Pension Plan or to appoint a trustee by the appropriate United States District Court to administer any such Pension Plan.
(h)    If any Loan Party, becomes insolvent or generally fails to pay, or admits in writing its inability to pay, its debts as they mature, or applies for, consents to, or acquiesces in the appointment of a trustee, receiver, liquidator, conservator or other custodian for any Loan Party, or a substantial part of its property, or makes a general assignment for the benefit of creditors; or in the absence of such application, consent or acquiescence, a trustee, receiver, liquidator, conservator or other custodian is appointed for any Loan Party, or for a substantial part of its property, and the same is not discharged within sixty (60) days; or any bankruptcy, reorganization, debt arrangement, or other proceedings under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding, is instituted by or against any Loan Party, and, if instituted against any Loan Party, the same is consented to or acquiesced in by any such Loan Party or otherwise is not dismissed for sixty (60) days; or any warrant of attachment is issued against any substantial part of the property of any Loan Party, which is not released within thirty (30) days of service thereof.
(i)    If any Loan Document shall be terminated, revoked, or otherwise rendered void or unenforceable, in any case, without Bank’s prior written consent and Borrower fails to re-execute same within five (5) days of written notice requesting same.
(j)    Any Borrower shall dissolve, terminate or liquidate, or merge with or be consolidated into any other entity without Bank’s prior written consent.
(k)    Without the Bank’s prior written consent, any Borrower creates, places, or permits to be created or placed, or through any act or failure to act, acquiesces in the placing of, or allows to remain, any Lien with respect to the Mortgaged Property, or any

{PH005695.1}     20

portion thereof, other than the Permitted Encumbrances and, in the case of non-consensual Liens, such Borrower fails to cure same or bond around such lien in accordance with applicable Governmental Requirements and otherwise in a manner acceptable to Bank within forty-five (45) days from the date incurred.
(l)    Except as otherwise expressly permitted under the Loan Documents, any Borrower sells, conveys, transfers or assigns all or any portion of the Mortgaged Property other than to a Loan Party and the Mortgaged Property remains subject to the Lien in favor of the Bank.
(m)    There is a transfer, sale, assignment or conveyance of any beneficial interest in any Borrower or any entity that directly or indirectly holds a beneficial interest in any Borrower, except for Permitted Dispositions.
(n)    Any Borrower abandons all or any portion of the Mortgaged Property.
(o)    Bank deems itself insecure, believing in good faith that the prospect of payment or performance of any of the Indebtedness is materially impaired.
(p)    There is any substantial deviation in construction of the Section N Improvements from the Plans and Specifications without the prior written approval of Bank or that is otherwise permitted under this Agreement, or there is incorporated in the Section N Improvements any substantially defective workmanship or materials, which deviation or defect is not commenced to be corrected within thirty (30) days after written notice thereof and such correction diligently continued to its conclusion.
(q)    After commencement of the Section N Improvements, there occurs cessation of the work of construction prior to completion of the Section N Improvements for a continuous period of thirty (30) days or more for causes other than those beyond the control of Borrowers or consented to in writing by Bank, or if the Section N Improvements are not completed by the Completion Date.
(r)    Any person obtains an order or decree in any court of competent jurisdiction enjoining the construction of the Section N Improvements or enjoining or prohibiting Borrowers or Bank from performing this Agreement, and such proceedings are not properly contested or such decree is not vacated within sixty (60) days after the granting thereof.
(s)    Borrowers neglect, fail, or refuse to keep in full force and effect any required permit or approval with respect to the construction of the Section N Improvements after such permit or approval has been secured or required to be secured by applicable to law.
(t)    The failure of Borrowers to deposit with Bank any required Borrower’s Deposit within ten (10) days after Bank shall have made demand for such a Borrower’s Deposit.

{PH005695.1}     21

6.2    Remedies Upon Event of Default. Upon the occurrence and at any time during the existence or continuance of any Event of Default, but without impairing or otherwise limiting the Bank’s right to demand payment of all or any portion of the Indebtedness which is payable on demand, at Bank’s option, Bank may give notice to Borrowers declaring all or any portion of the Indebtedness remaining unpaid and outstanding, whether under the Note or otherwise, to be due and payable in full without presentation, demand, protest, notice of dishonor, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby expressly waived, whereupon all such Indebtedness shall immediately become due and payable. Furthermore, upon the occurrence of a Default or Event of Default and at any time during the existence or continuance of any Default or Event of Default, but without impairing or otherwise limiting the right of Bank, if reserved under any Loan Document, to make or withhold financial accommodations at its discretion, to the extent not yet disbursed, any commitment by Bank to make any further Advances to Borrowers or issue any further Letters of Credit for any Borrower’s account under this Agreement shall automatically terminate; provided, should such Default or Event of Default be cured to Bank’s satisfaction, Bank may, but shall be under no obligation to, reinstate any such commitment by written notice to Borrowers. Notwithstanding the foregoing, in the case of an Event of Default under Section 6.1(i), and notwithstanding the lack of any notice, demand or declaration by Bank, the entire Indebtedness remaining unpaid and outstanding shall become automatically due and payable in full, and any commitment by Bank to make any further Advances to Borrowers or issue any further Letters of Credit for any Borrower’s account shall be automatically and immediately terminated, without any requirement of notice or demand by Bank upon Borrowers, each of which are hereby expressly waived by Borrowers. Bank may, without waiving any Default or Event of Default, advance Loan proceeds to correct Borrowers’ violation giving rise to the Event of Default. Any Loan proceeds so advanced will either, at Bank’s option, be evidenced by the Note or constitute Indebtedness of Borrowers to Bank payable on demand, bearing interest at the Default Rate from the date advanced by Bank. All such demand indebtedness will be a part of the Indebtedness and will be secured by the liens and security interests of the Loan Documents. Each Loan Party that is a partnership agrees that Bank is not required to comply with Section 3.05(d) of the Texas Revised Partnership Act and agrees that Bank may proceed directly against one or more general (but not limited) partners or their property without first seeking satisfaction from partnership property. The foregoing rights and remedies are in addition to any other rights, remedies and privileges Bank may otherwise have or which may be available to it, whether under this Agreement, any other Loan Document, by law, or otherwise.
6.3    Setoff. In addition to any other rights or remedies of Bank under any Loan Document, by law or otherwise, upon the occurrence and during the continuance or existence of any Event of Default, Bank may, at any time and from time to time, without notice to Borrowers (any requirements for such notice being expressly waived by Borrowers), setoff and apply against any or all of the Indebtedness (whether or not then due), any or all deposits (general or special, time or demand, provisional or final), including, without limitation, any Borrower’s Deposit, at any time held by Borrowers and other indebtedness at any time owing by Bank to or for the credit or for the account of Borrowers, and any property of Borrowers, from time to time in possession or control of Bank, irrespective of whether or not Bank shall have made any demand hereunder or for payment of the Indebtedness and although such obligations may be contingent or unmatured, and regardless of whether any Mortgaged Property then held by Bank is adequate to cover the Indebtedness. The rights of Bank under this Section are in addition to

{PH005695.1}     22

any other rights and remedies (including, without limitation, other rights of setoff) which Bank may otherwise have. Borrowers hereby grant Bank a Lien on and security interest in all such deposits, indebtedness and other property as additional collateral for the payment and performance of the Indebtedness.
6.4    Waiver of Certain Laws. To the extent permitted by applicable law, Borrowers hereby agree to waive, and do hereby absolutely and irrevocably waive and relinquish, the benefit and advantage of any valuation, stay, appraisement, extension or redemption laws now existing or which may hereafter exist, which, but for this provision, might be applicable to any sale made under the judgment, order or decree of any court, on any claim for interest on the Note, or to any security interest or other Lien contemplated by or granted under or in connection with this Agreement or the Indebtedness.
6.5    Waiver of Defaults. No Default or Event of Default shall be waived by Bank except in a written instrument specifying the scope and terms of such waiver and signed by an authorized officer of Bank, and such waiver shall be effective only for the specific time(s) and purpose(s) given. No single or partial exercise of any right, power or privilege hereunder, nor any delay in the exercise thereof, shall preclude other or further exercise of Bank’s rights. No waiver of any Default or Event of Default shall extend to any other or further Default or Event of Default. No forbearance on the part of Bank in enforcing any of Bank’s rights or remedies under any Loan Document shall constitute a waiver of any of its rights or remedies. Borrowers expressly agree that this Section may not be waived or modified by Bank by course of performance, estoppel or otherwise.
6.6    Receiver. In any action or suit to foreclose upon any of the Mortgaged Property, Bank shall be entitled, without notice or consent, and completely without regard to the adequacy of any security for the Indebtedness, to the appointment of a receiver of the business and premises in question and of the rents and profits derived therefrom. This appointment shall be in addition to any other rights, relief or remedies afforded Bank. Such receiver, in addition to any other rights to which he shall be entitled, shall be authorized to sell, foreclose or complete foreclosure on Mortgaged Property for the benefit of Bank, pursuant to provisions of applicable law.
6.7    Discretionary Credit and Credit Payable Upon Demand. To the extent that any of the Indebtedness shall, at anytime, be payable upon demand, nothing contained in this Agreement, or any other Loan Document, shall be construed to prevent Bank from making demand, without notice and with or without reason, for immediate payment of all or any part of such Indebtedness at any time or times, whether or not a Default or Event of Default has occurred or exists. In the event that such demand is made in accordance with the Loan Documents upon any portion of the Indebtedness and Borrower fails to meet any such demand within any applicable cure periods, the Bank, at its election, may terminate any commitment by Bank to make any further Advances to Borrowers or issue any further Letters of Credit for any Borrower’s account under this Agreement or otherwise. Furthermore, to the extent any Loan Document authorizes the Bank, at its discretion, to make or to decline to make financial accommodations to the Borrowers, nothing contained in this Agreement or any other Loan Document shall be construed to limit or impair such discretion or to commit or otherwise obligate the Bank to make any such financial accommodation.

{PH005695.1}     23

6.8    Application of Proceeds of Mortgaged Property. Notwithstanding anything to the contrary set forth in any Loan Document, during the existence of any Event of Default, the proceeds of any of the Mortgaged Property, together with any offsets, voluntary payments, and any other sums received or collected in respect of the Indebtedness, may be applied in such order and manner as determined by Bank in its sole and absolute discretion.

SECTION 7.	BANK’S DISCLAIMERS - BORROWERS’ INDEMNITIES
7.1    No Obligation by Bank. Bank has no liability or obligation whatsoever or howsoever in connection with any of the Mortgaged Property, and has no obligation except to disburse the proceeds of the Loan as herein agreed.
7.2    No Obligation by Bank to Operate. Any term or condition of any of the Loan Documents to the contrary notwithstanding, Bank shall not have, and by its execution and acceptance of this Agreement hereby expressly disclaims, any obligation or responsibility for the management, conduct or operation of the business and affairs of any Loan Party. Any term or condition of the Loan Documents which permits Bank to disburse funds, whether from the proceeds of the Loan or otherwise, or to take or refrain from taking any action with respect to any Loan Party, the Mortgaged Property or any other collateral for repayment of the Loan, shall be deemed to be solely to permit Bank to audit and review the management, operation and conduct of the business and affairs of any Loan Party, and to maintain and preserve the security given by Borrowers to Bank for the Loan, and may not be relied upon by any other person. Further, Bank shall not have, has not assumed and by its execution and acceptance of this Agreement hereby expressly disclaims any liability or responsibility for the payment or performance of any indebtedness or obligation of any Loan Party and no term or condition of the Loan Documents, shall be construed otherwise. Borrowers, jointly and severally, hereby indemnify and agree to hold Bank harmless from and against any cost, expense or liability incurred or suffered by Bank as a result of any assertion or claim of any obligation or responsibility of Bank for the management, operation and conduct of the business and affairs of any Borrower or any other Loan Party, or as a result of any assertion or claim of any liability or responsibility of Bank for the payment or performance of any Indebtedness or obligation of any Borrower or any other Loan Party.
7.3    Indemnity by Borrowers. Borrowers, jointly and severally, hereby indemnify Bank and each affiliate thereof and their respective officers, directors, employees, attorneys and agents from, and holds each of them harmless against, any and all losses, liabilities, claims, damages, costs, and expenses to which any of them may become subject, insofar as such losses, liabilities, claims, damages, costs, and expenses arise from or relate to any of the Loan Documents or any of the transactions contemplated thereby or from any investigation, litigation, or other proceeding, including, without limitation, any threatened investigation, litigation, or other proceeding related thereto relating to any of the foregoing, INCLUDING WITHOUT LIMITATION, ANY CLAIMS, LOSSES, COSTS, DAMAGES, LIABILITIES, OBLIGATIONS, AND EXPENSES RESULTING FROM BANK’S OWN NEGLIGENCE, EXCEPT AND TO THE EXTENT, BUT ONLY TO THE EXTENT, CAUSED BY BANK’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. Without intending to limit the remedies available to Bank with respect to the enforcement of its indemnification rights

{PH005695.1}     24

as stated herein or as stated in any Loan Document, in the event any claim or demand is made or any other fact comes to the attention of Bank in connection with, relating or pertaining to, or arising out of the transactions contemplated by this Agreement, which Bank reasonably believes might involve or lead to some liability of Bank, Borrowers shall, immediately upon receipt of written notification of any such claim or demand, assume in full the personal responsibility for and the defense of any such claim or demand and pay in connection therewith any loss, damage, deficiency, liability or obligation, including, without limitation, legal fees and court costs incurred in connection therewith. In the event of court action in connection with any such claim or demand, Borrowers shall assume in full the responsibility for the defense of any such action and shall immediately satisfy and discharge any final decree or judgment rendered therein. Bank may, in its sole but reasonable discretion, make any payments sustained or incurred by reason of any of the foregoing; and Borrowers shall immediately upon receipt of notice repay to Bank, in cash, the amount of such payment, with interest thereon at the Maximum Lawful Rate from the date of such payment. Bank shall have the right to join Borrowers, or any of them, as a party defendant in any legal action brought against Bank, and Borrowers hereby consent to the entry of an order making Borrowers, or any of them, a party defendant to any such action.
7.4    No Agency. Nothing herein shall be construed as making or constituting Bank as the agent of any Loan Party in making payments pursuant to any construction contracts or subcontracts entered into by any Loan Party for construction of the Improvements or otherwise. The purpose of all requirements of Bank hereunder is solely to allow Bank to check and require documentation (including, but not limited to, lien waivers) sufficient to protect Bank and the Loan contemplated hereby.
7.5    Assignment of Reimbursables and Assignment of Partnership Interests. As additional security for the Loan, Borrowers or certain Loan Parties have transferred and assigned to Bank all of Borrowers’ right, title and interest in and to certain reimbursements and credits due Borrowers from various municipal utility districts and cities, certain management and other fees, and certain partnership interests, all as more fully set forth in the Assignment of Reimbursables and Other Fees and in the Assignment of Partnership Interests now or hereafter executed by certain of the Borrowers (collectively, the “Assignments”). Any default which remains uncured beyond any grace or cure period under the Assignments shall also constitute an Event of Default hereunder. Said Assignments shall inure to the benefit of Bank and its successors and assigns, any purchaser upon foreclosure of any of the Deeds of Trust, any receiver in possession of the Mortgaged Property and any corporation affiliated with Bank which assumes Bank’s rights and obligations under this Agreement.

SECTION 8.	MISCELLANEOUS
8.1    Taxes and Fees. Unless otherwise prohibited by applicable law, should any tax (other than a tax based upon the net income of Bank) or recording or filing fee become payable in respect of any Loan Document, any of the Mortgaged Property, any of the Indebtedness or any amendment, modification or supplement hereof or thereof, Borrowers agree to pay such taxes (or reimburse Bank therefor upon demand for reimbursement), together with any interest or penalties thereon, and agrees to hold Bank harmless with respect thereto.

{PH005695.1}     25

8.2    Governing Law. Each Loan Document shall be deemed to have been delivered in the State of Texas, and shall be governed by and construed and enforced in accordance with the laws of the State of Texas, except to the extent that the Uniform Commercial Code, other personal property law or real property law of another jurisdiction where Mortgaged Property is located is applicable, and except to the extent expressed to the contrary in any Loan Document. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
8.3    Audits of Mortgaged Property; Fees. Bank shall have the right from time to time to audit the Mortgaged Property, provided that such audits will be conducted no more than one (1) time in any calendar year unless an Event of Default has occurred. Borrowers agree to reimburse Bank, on demand, for customary and reasonable fees and costs incurred by Bank for such audits and financial analysis and examination of Borrowers or any other Loan Party performed from time to time.
8.4    Costs and Expenses. Borrowers shall pay Bank, on demand, all costs and expenses, including, without limitation, reasonable attorneys’ fees and legal expenses (whether inside or outside counsel is used), incurred by Bank in perfecting, revising, protecting or enforcing any of its rights or remedies against any Loan Party or any Mortgaged Property, or otherwise incurred by Bank in connection with any Default or Event of Default or the enforcement of the Loan Documents or the Indebtedness. Following Bank’s demand upon Borrowers for the payment of any such costs and expenses, and until the same are paid in full, the unpaid amount of such costs and expenses shall constitute Indebtedness and shall bear interest at the Default Rate.
8.5    Notices. All notices and other communications provided for in any Loan Document (unless otherwise expressly stipulated therein) or contemplated thereby, given thereunder or required by law to be given, shall be in writing (unless expressly provided to the contrary). If personally delivered, such notices shall be effective when delivered, and in the case of mailing or delivery by overnight courier, such notices shall be effective when placed in an envelope and deposited at a post office or official depository under the exclusive care and custody of the United States Postal Service or delivered to an overnight courier, postage prepaid, in each case addressed to the parties as set forth on the signature page of this Agreement, or to such other address as a party shall have designated to the other in writing in accordance with this Section. In the case of mailing, the mailing shall be by certified or first class mail. Except as specifically set forth to the contrary herein, in a Deed of Trust or in any other Loan Document, the giving of at least five (5) days’ notice before Bank shall take any action described in any notice shall conclusively be deemed reasonable for all purposes; provided, that this shall not be deemed to require Bank to give such five (5) days’ notice, or any notice, if not specifically required to do so in this Agreement.
8.6    Further Action. Borrowers, from time to time, upon written request of Bank, will promptly make, execute, acknowledge and deliver, or cause to be made, executed, acknowledged and delivered, all such further and additional instruments, and promptly take all such further

{PH005695.1}     26

action as may be reasonably required to carry out the intent and purpose of the Loan Documents, and to provide for the Loan thereunder and payment of the Note, according to the intent and purpose therein expressed.
8.7    Successors and Assigns; Participation. This Agreement shall be binding upon and shall inure to the benefit of Borrowers and Bank and their respective successors and assigns. The foregoing shall not authorize any assignment or transfer by any Borrower of any of its respective rights, duties or obligations hereunder, such assignments or transfers being expressly prohibited. Bank, however, may freely assign, whether by assignment, participation or otherwise, its rights and obligations hereunder, and is hereby authorized to disclose to any such assignee or participant (or proposed assignee or participant) any financial or other information in its knowledge or possession regarding any Loan Party or the Indebtedness.
8.8    Indulgence. No delay or failure of Bank in exercising any right, power or privilege hereunder or under any of the Loan Documents shall affect such right, power or privilege, nor shall any single or partial exercise thereof preclude any further exercise thereof, nor the exercise of any other right, power or privilege available to Bank. The rights and remedies of Bank hereunder are cumulative and are not exclusive of any rights or remedies of Bank.
8.9    Amendment and Waiver. No amendment or waiver of any provision of any Loan Document, or consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by Bank, and then such waiver or consent shall be effective only in the specific instance(s) and for the specific time(s) and purpose(s) for which it is given.
8.10    Severability. In case any one or more of the obligations of any Loan Party under any Loan Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining obligations of such Loan Party shall not in any way be affected or impaired thereby, and such invalidity, illegally or unenforceability in one jurisdiction shall not affect the validity, legality or enforceability of the obligations of such Loan Party under any Loan Document in any other jurisdiction.
8.11    Headings and Construction of Terms. The headings of the various subsections hereof are for convenience of reference only and shall in no way modify or affect any of the terms or provisions hereof. Where the context herein requires, the singular number shall include the plural, and any gender shall include any other gender.
8.12    Independence of Covenants. Each covenant hereunder shall be given independent effect so that if a particular action or condition is not permitted by any such covenant, the fact that it would be permitted by an exception to, or would be otherwise within the limitations of, another covenant shall not avoid the occurrence of any Default or Event of Default.
8.13    Reliance on and Survival of Various Provisions. All terms, covenants, agreements, indemnities, representations and warranties of any Loan Party made in any Loan Document, or in any certificate, report, financial statement or other document furnished by or on behalf of any Loan Party in connection with any Loan Document, shall be deemed to have been

{PH005695.1}     27

relied upon by Bank, notwithstanding any investigation heretofore or hereafter made by Bank or on Bank’s behalf, and those covenants and agreements of Borrowers set forth in Sections 4.7, 4.11, 4.18, 7.2 and 7.3 hereof (together with any other indemnities of Borrowers contained elsewhere in any Loan Document) shall survive the termination of this Agreement and the repayment in full of the Indebtedness.
8.14    Effective Upon Execution. This Agreement shall become effective upon the execution hereof by Bank and Borrowers, and shall remain effective until the Indebtedness under this Agreement and the Note and the related Loan Documents shall have been repaid and discharged in full and no commitment to extend any credit hereunder (whether optional or obligatory) remains outstanding.
8.15    No Third Party Beneficiaries. The benefits of this Agreement shall not inure to any third party. This Agreement shall not be construed to make or render Bank liable to any materialmen, subcontractors, contractors, laborers or others for goods and materials supplied or work and labor furnished in connection with any of the Mortgaged Property or for debts or claims accruing to any such persons or entities against any Borrower. Bank shall not be liable for the manner in which any Advances under this Agreement maybe applied by Borrowers. Notwithstanding anything contained in the Loan Documents, or any conduct or course of conduct by the parties hereto, before or after signing the Loan Documents, this Agreement shall not be construed as creating any rights, claims or causes of action against Bank, or any of its officers, directors, agents or employees, in favor of any contractor, subcontractor, supplier of labor or materials, or any of their respective creditors, or any other person or entity other than Borrowers. Without limiting the generality of the foregoing, Advances made to any Person pursuant to any requests for Advances, whether or not such request is required to be approved by Borrowers, shall not be deemed a recognition by Bank of a third-party beneficiary status of any such person or entity.
8.16    Complete Agreement: Conflicts. The Loan Documents contain the entire agreement of the parties thereto, and none of the parties shall be bound by anything not expressed in writing. In the event that and to the extent that any of the terms, conditions or provisions of any of the other Loan Documents are inconsistent with or in conflict with any of the terms, conditions or provisions of this Agreement, the applicable terms, conditions and provisions of this Agreement shall govern and control.
8.17    Exhibits and Addenda and Schedules. The following Addenda and Exhibits and Schedules are attached to this Agreement and are incorporated into this Agreement by this reference and made a part hereof for all purposes:

{PH005695.1}     28

Addenda:
Addendum 1     -    Defined Terms Addendum
Addendum 2     -    Loan Terms, Conditions and Procedures Addendum
Addendum 3     -    Release Provisions
Addendum 4     -    Construction Loan Addendum

Exhibits:
Exhibit A    -    Primary Collateral
Exhibit B     -    Intentionally Omitted
Exhibit C     -    Form of Borrowing Base Certificate
Exhibit D     -    MUD Reimbursables
Exhibit E    -    Request for Advance
Exhibit F    -    Form of Compliance Certificate

Schedules:
Schedule 3.5    -    Subsidiaries
Schedule 3.10     -    Material Litigation
Schedule 3.14     -    Employee Benefit Plans
Schedule 3.16     -    Environmental Disclosures
Schedule 3.19    -    Equity Ownership
8.18    ORAL AGREEMENTS INEFFECTIVE. THIS AGREEMENT AND THE OTHER “LOAN AGREEMENTS” (AS DEFINED IN SECTION 26.02(A)(2) OF THE TEXAS BUSINESS & COMMERCE CODE, AS AMENDED) REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES, AND THIS AGREEMENT AND THE OTHER WRITTEN LOAN AGREEMENTS MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.
8.19    Block 21 Pledge. Stratus has agreed to pledge to Bank, and a grant a security interest to Bank in, Stratus’s right to receive any distributions from the Block 21 Entity, pursuant to the Block 21 Security Agreement. Borrower further covenants and agrees that any distributions received by Stratus or any other Borrower from its investment in the Block 21 Entity shall, after repayment of any amounts due to the senior lender and mezzanine lender having a lien or security interest on the Block 21 project and/or the Block 21 Entity, be paid to Bank and applied as set forth in Section 2.19 of Addendum 2. Notwithstanding anything to the contrary contained herein, Bank acknowledges and agrees that Stratus has pledged its interest in the Block 21 Entity to the senior lender of the Block 21 project and is not required to pledge that interest to Bank.
8.20    USA PATRIOT ACT NOTIFICATION. The following notification is provided to Borrower pursuant to Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318:
IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT. To help the government fight the funding of terrorism and

{PH005695.1}     29

money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person or entity that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product. What this means for Borrower: When Borrower opens an account, if Borrower is an individual, Bank will ask for Borrower’s name, taxpayer identification number, residential address, date of birth and other information that will allow Bank to identify Borrower, and, if Borrower is not an individual, Bank will ask for Borrower’s name, tax identification number, business address, and other information that will allow Bank to identify Borrower. Bank may also ask, if Borrower is an individual, to see Borrower’s driver’s license or other identifying documents, and, if Borrower is not an individual, to see Borrower’s legal organizational documents or other identifying documents.
8.21    Block 21 Pledge. On or before February 15, 2013, Borrowers will provide to Bank a Consent to Assignment in form and substance reasonably acceptable to Bank, executed by the applicable municipal utility districts consenting to the assignment of the MUD Reimbursables to Bank as provided for in the Loan Documents.
Remainder of the Page
Left Blank Intentionally
Signature Page Follows

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WITNESS the due execution hereof as of the day and year first above written.

BANK: COMERICA BANK By: /s/ Sterling J. Silver Name: Sterling J. Silver Title: Senior Vice President	BORROWERS: STRATUS PROPERTIES INC., a Delaware corporation By: /s/ Erin D. Pickens Erin D. Pickens, Senior Vice President
Bank’s Address: 300 West 6th Street, Suite 1300 Austin, TX 78701 Attn: Real Estate Department
STRATUS PROPERTIES OPERATING CO., L.P., a Delaware limited partnership

By: STRS L.L.C., a Delaware limited liability company, General Partner

   By Stratus Properties Inc., a Delaware corporation, Sole Member

      By:  /s/ Erin D. Pickens
Erin D. Pickens,
Senior Vice President

Borrowers’ Address: 212 Lavaca Boulevard, Suite 300 Austin, Texas 78701 Attn: William H. Armstrong, III With Copy To: Armbrust & Brown, PLLC 100 Congress Ave, Suite 1300 Austin, Texas 78701 Attn: Ken Jones
CIRCLE C LAND, L.P.,
a Texas limited partnership

By: Circle C GP, L.L.C., a Delaware limited liability company, General Partner

   By Stratus Properties Inc., a Delaware corporation, Sole Member

      By:  /s/ Erin D. Pickens
Erin D. Pickens,
Senior Vice President

AUSTIN 290 PROPERTIES, INC., a Texas corporation By: /s/ Erin D. Pickens Erin D. Pickens, Senior Vice President

{PH005695.1}    Signature Page to Loan Agreement

ADDENDUM 1
DEFINED TERMS ADDENDUM

SECTION 1.	DEFINITIONS
1.1    Defined Terms. As used in this Agreement, the following terms shall have the following respective meanings:
“Accounts,” “Chattel Paper,” “Documents”, “Fixtures,” “General Intangibles,” “Goods,” “Instruments” and “Inventory” shall have the respective meanings assigned to them in the UCC on the date of this Agreement.
“Advance” shall mean a disbursement by Bank, whether by journal entry, deposit to Borrower’s account, check to third party or otherwise of any of the proceeds of the Loan or any insurance proceeds.
“Affiliate” shall mean, when used with respect to any Person, any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), with respect to any Person, shall mean possession, directly or indirectly, of the power to generally direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
“Affiliate Receivables” shall mean, as of any time of determination, any amounts in respect of loans or advances owing to Borrower or another Loan Party from any of its Subsidiaries or Affiliates at such time.
“Agreement” shall mean this Loan Agreement; including the Defined Terms Addendum, the Loan Terms, Conditions and Procedures Addendum, the Partial Release Addendum and the Construction Loan Addendum attached hereto as Addendum 4, together with all exhibits and schedules, as it may be amended from time to time.
“Appraisals” shall mean appraisals prepared and obtained at Borrowers’ expense covering the Primary Collateral in form and content and conducted and prepared by one or more appraisers reasonably acceptable to Bank. Each Appraisal shall comply with all appraisal requirements of Bank and any Governmental Authority having jurisdiction over Bank. Appraisals of the Section N Property shall be on as “as-developed” value, but all other Appraisals shall be on an “as-is” value.
“Assignment of Partnership Interest” shall mean, collectively, all Assignments of Partnership Interests now or hereafter executed by a Loan Party in favor of Bank, assigning to Bank their respective partnership interests in the joint ventures or partnerships more fully described therein.
“Assignment of Reimbursables and Other Fees” shall mean the Assignment of Reimbursables and Other Fees of even date herewith executed by Borrowers and assigning to Bank all reimbursements, credits, receivables and proceeds due to any Borrower including, but not limited

{PH005695.1}    Addendum 1, Page 1

to, the MUD Reimbursables, the Credit Banks, all utility reimbursements, fees for property management, commission fees and other fee income as more specifically set forth therein.
“Bankruptcy Code” shall mean Title 11 of the United States Code, as amended, or any successor act or code.
“Block 21 Entity” shall mean CJUF II Stratus Block 21 LLC, the owner of the W Austin Hotel and Condominium Residences
“Block 21 Security Agreement” shall mean the Security Agreement dated of even date with this Agreement, executed by Stratus, whereby Stratus has agreed to pledge to Bank, and a grant a security interest to Bank in, Stratus’s right to receive any distributions from the Block 21 Entity.
“Borrowing Base Limitation” shall mean the sum of:
(a)    thirty-five percent (35%) of the fair market value of the Primary Collateral which is unimproved real property (except for any portions which are covered by other subsections in the definition of Borrowing Base Limitation set forth below), as indicated by Appraisals delivered to and accepted by Bank pursuant to Section 4.19 hereof;
(b)    sixty percent (60%) of the fair market value of the Developed Lots, as indicated by Appraisals delivered to and accepted by Bank pursuant to Section 4.19 hereof;
(c)    with respect to portions of the Land, other than the Section N Property, which are currently being developed into single-family residential lots (but which are not yet fully Developed Lots), the lesser of (x) sixty percent (60%) of the fair market value of such Land (as if improved and developed), as indicated by Appraisals delivered to and accepted by Bank pursuant to Section 4.19 hereof or (y) an amount equal to the sum of (1) the discounted fair market value of the Land plus (2) the hard and soft cost of all improvements made to the Land as of the date of determination of the Borrowing Base Limitation;
(d)    fifty percent (50%) of the Credit Bank Value;
(e)    forty-five percent (45%) of the MUD Reimbursables Value; and
(f)    sixty percent (60%) of the “as-completed” appraised value of the Section N Property.
“Business Day” shall mean any day, other than a Saturday, Sunday or holiday, on which the Bank is open to carry on all or substantially all of its normal commercial lending business in Dallas, Texas.
“Commitment Fee” shall mean the sum of $450,000 to be paid by Borrowers to Bank pursuant to the applicable provisions of this Agreement.

{PH005695.1}    Addendum 1, Page 2

“Completion Date” shall mean the completion date in the construction schedule approved by the Bank for the construction of the Section N Improvements.
“Compliance Certificate” shall mean a certificate to be furnished by Borrowers to Bank, in the form of Exhibit F, certified by the chief financial officer of Borrowers (or in such officer’s absence, another responsible officer of Borrowers) pursuant to Section 4.3 of this Agreement, certifying that, as of the date thereof, no Default or Event of Default shall have occurred and be continuing, or if any Default or Event of Default shall have occurred and be continuing, specifying in detail the nature and period of existence thereof and any action taken or proposed to be taken by the Borrowers with respect thereto, and also certifying as to whether Borrowers are in compliance with the financial covenants contained in Section 4.20 of this Agreement.
“Consolidated” or “consolidated” shall mean, when used with reference to any financial term in this Agreement, the aggregate for two or more persons of the amounts signified by such term for all such persons determined on a consolidated basis in accordance with GAAP. Unless otherwise specified herein, references to “consolidated” financial statements or data of the Borrowers includes consolidation with their respective Subsidiaries in accordance with GAAP.
“Construction Consultant” means any architect, engineer or other representative of Bank designated to inspect the construction of the Section N Improvements on behalf of Bank.
“Construction Contracts” shall mean any and all contracts, written or oral, between Borrowers and any contractor or any other person or entity relating in any way to the construction of the Section N Improvements, including the performing of labor or the furnishing of standard or specifically-fabricated materials in connection therewith.
“Construction Note” shall mean that certain Promissory Note dated of even date herewith, executed by Borrowers, as the maker therein, and payable to the order of Bank, as the payee therein, in the principal amount of TEN MILLION AND NO/100THS DOLLARS ($10,000,000.00), together with any and all renewals, modifications, rearrangements, reinstatements, enlargements, or extensions of such promissory notes or of any promissory note or notes given in renewal, substitution or replacement therefor.
“Contested Item” shall mean any Lien asserted against all or any portion of the Mortgaged Property if, and so long as (i) Borrowers have notified Bank of same within fifteen (15) days of obtaining knowledge thereof, (ii) Borrowers shall diligently and in good faith contest the same by appropriate legal proceedings which shall operate to prevent the enforcement of collection of the same and the sale of the Mortgaged Property or any part thereof, to satisfy the same, (iii) pending resolution of such Contested Item, Borrowers shall have furnished to Bank a cash deposit or an indemnity bond reasonably satisfactory to Bank with a surety reasonably satisfactory to Bank in the amount of such imposition or lien claim, plus a reasonable additional sum to pay all costs, interest and penalties that may be imposed or incurred in connection therewith, to ensure payment of the matters under contest and to prevent any sale or forfeiture of the Mortgaged Property or any part thereof, (iv) Borrowers shall promptly upon final determination thereof pay the amount of any such imposition or lien claim so determined, together with all costs, interest and penalties which may be payable in connection therewith, (v) the failure to pay such imposition or, lien claim does not constitute a default under any other deed of trust, mortgage or security interest covering or affecting

{PH005695.1}    Addendum 1, Page 3

any part of the Mortgaged Property, and (vi) notwithstanding the foregoing, Borrowers shall immediately upon request of Bank pay any such imposition or lien claim notwithstanding such contest if, in the reasonable opinion of Bank, the Mortgaged Property shall be in jeopardy or in danger of being forfeited or foreclosed. Bank may pay over any such cash deposit or part thereof to the claimant entitled thereto at any time when, in the reasonable judgment of Bank, the entitlement of such claimant is established.
“Credit Bank Value” means the present discounted value of the Credit Banks, using a discount factor of six percent (6%). As of October 29, 2012, it is estimated that the Credit Bank Value is approximately $2,300,000.
“Credit Banks” means the credits to which Borrowers are entitled to receive from the City of Austin under Article 12 of the Development Agreement, in the original aggregate face amount of $15,000,000.
“Debt” shall mean, as of any applicable date of determination thereof, all items of indebtedness, obligation or liability of a Person, whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, joint or several, that should be classified as liabilities in accordance with GAAP. In the case of Borrowers, the term “Debt” shall include, without limitation, the Indebtedness.
“Debt-to-Tangible Net Worth Ratio” shall mean, with respect to any Person, and as of any applicable date of determination thereof, the ratio of (a) the total Debt of such Person to (b) the Tangible Net Worth of such Person.”
“Deeds of Trust” shall mean, collectively, all Deeds of Trust now or hereafter executed for the benefit of Bank pursuant to which the Land (and any Improvements located thereon) is mortgaged to a trustee for the benefit of Bank to secure the Loan.
“Default” shall mean, any condition or event which, with the giving of notice or the passage of time, or both, would constitute an Event of Default.
“Default Rate” shall mean, at any time of determination thereof with respect to the applicable portion of the Indebtedness, the Maximum Lawful Rate or if no Maximum Lawful Rate is in effect, the sum of the Applicable Interest Rate (as defined in the Note) plus six percent (6%).
“Developed Lots” means that portion of the Land which has been developed into single family residential lots with all necessary streets, utilities and other infrastructure improvements and which are ready for resale to builders.
“Development Agreement” means that certain Development Agreement dated effective as of August 15, 2002 between the City of Austin and Circle C Land Corp., as may be amended from time to time.
“Disbursement Date” shall mean the date upon which Bank makes an Advance of Loan proceeds under this Agreement.

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“Distribution” shall mean any dividend on or other distribution (whether by reduction of capital or otherwise) with respect to any shares of capital stock (or other ownership interests), except for dividends from a Subsidiary to its parent.
“Environmental Law(s)” shall mean all laws, codes, ordinances, rules, regulations, orders, decrees and directives issued by any federal, state, local, foreign or other governmental or quasi governmental authority or body (or any agency, instrumentality or political subdivision thereof) pertaining to Hazardous Materials or otherwise intended to regulate or improve health, safety or the environment, including, without limitation, any hazardous materials or wastes, toxic substances, flammable, explosive or radioactive materials, asbestos, and/or other similar materials; any so-called “superfund” or “superlien” law, pertaining to Hazardous Materials on or about any of the Mortgaged Property, or any other property at any time owned, leased or otherwise used by any Loan Party, or any portion thereof, including, without limitation, those relating to soil, surface, subsurface ground water conditions and the condition of the ambient air; and any other federal, state, foreign or local statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to, or imposing liability or standards of conduct concerning, any hazardous, toxic, radioactive, flammable or dangerous waste, substance or material, as now or at anytime hereafter in effect.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, or any successor act or code.
“Event of Default” shall mean any of those conditions or events listed in Section 6.1 of this Agreement.
“FAAM Loan” shall mean the unsecured term debt of Stratus to First American Asset Management in an amount not to exceed $23,000,000.00.
“Financial Statements” shall mean all balance sheets, income statements, statements of profit and loss, statements of changes in stockholder equity, statements of cash flow and contingency obligations and other financial data, statements and reports (whether of any Borrower, any of their respective Subsidiaries, or any other Loan Party or otherwise) which are required to, have been, or may from time to time hereafter, be furnished to Bank, for the purposes of, or in connection with, this Agreement, the transactions contemplated hereby or any of the Indebtedness.
“Financing Statements” shall mean the financing statement or financing statements (on Standard Form UCC-I or otherwise) executed and delivered by Borrowers in connection with the Loan Documents.
“GAAP” shall mean generally accepted accounting principles consistently applied.
“Good Faith” or “good faith” shall have the meaning ascribed to the term “good faith” in Article 1.201 (20) of the UCC on the date of this Agreement.
“Governmental Authority” shall mean the United States, each state, each county, each city, and each other political subdivision in which all or any portion of the Mortgaged Property is located, and each other political subdivision, agency, or instrumentality exercising jurisdiction over Bank, any Loan Party or any Mortgaged Property.

{PH005695.1}    Addendum 1, Page 5

“Governmental Requirements” shall mean all laws, ordinances, rules, and regulations of any Governmental Authority applicable to any Loan Party, any of the Indebtedness or any Mortgaged Property.
“Hazardous Material” shall mean and include any hazardous, toxic or dangerous waste, substance or material defined as such in, or for purposes of, any Environmental Law(s).
“Improvements” shall mean any buildings, structures or other permanent improvements to or located on any of the Land, including without limitation, the Section N Improvements.
“Indebtedness” shall mean all loans, advances, indebtedness, obligations and liabilities of any Loan Party to Bank under any Loan Document, together with all other indebtedness, obligations and liabilities whatsoever of any Borrower to Bank, whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, joint or several, due or to become due, now existing or hereafter arising, voluntary or involuntary, known or unknown, or originally payable to Bank or to a third party and subsequently acquired by Bank including, without limitation, any late charges, loan fees or charges, overdraft indebtedness, costs incurred by Bank in establishing, determining, continuing or defending the validity or priority of any Lien or in pursuing any of its rights or remedies under any Loan Document or in connection with any proceeding involving Bank as a result of any financial accommodation to any Borrower; debts, obligations and liabilities for which any Borrower would otherwise be liable to the Bank were it not for the invalidity or enforceability of them by reason of any bankruptcy, insolvency or other law or for any other reason, and reasonable costs and expenses of attorneys and paralegals, whether any suit or other action is instituted, and to court costs if suit or action is instituted, and whether any such fees, costs or expenses are incurred at the trial court level or on appeal, in bankruptcy, in administrative proceedings, in probate proceedings or otherwise; provided that the term Indebtedness shall not include any consumer loan to the extent treatment of such loan as part of the Indebtedness would violate any Governmental Requirement.
“Initial Advance” shall mean the Advance to be made at the time Borrowers satisfy the conditions set forth in Section 2.13 of Addendum 2.
“Land” shall mean the tracts of real property owned by any Loan Party, whether designated as Primary Collateral, Other Collateral or a Related Party Asset.
“LC Collateral” has the meaning ascribed to such term in Section 3.6(a) of Addendum 2 hereof.
“Leases” shall mean all written leases or rental agreements, if any, by which any Borrower, as landlord, grants to a tenant a leasehold interest in all or any portion of the Land or Improvements.
“Letter of Credit” shall mean a letter of credit issued by the Bank under the Letter of Credit Tranche for the account of and/or upon the application of any Loan Party in accordance with this Agreement, as such Letter of Credit may be amended, supplemented, extended or confirmed from time to time.
“Letter of Credit Liabilities” shall mean, at any time and in respect of all Letters of Credit, the sum of (a) the aggregate amount available to be drawn under all such Letters of Credit

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plus (b) the aggregate unpaid amount of all Matured L/C Obligations then due and payable in respect of previous drawings under such Letters of Credit.
“Letter of Credit Note” shall mean that certain Promissory Note (the “Letter of Credit Note”) dated of even date herewith, and incorporated herein by this reference, executed by Borrowers, as the maker therein, and payable to the order of Bank, as the payee therein, in the principal amount of THREE MILLION AND NO/100THS DOLLARS ($3,000,000.00), together with any and all renewals, modifications, rearrangements, reinstatements, enlargements, or extensions of such promissory notes or of any promissory note or notes given in renewal, substitution or replacement therefor.
“Lien” shall mean any valid and enforceable interest in any property, whether real, personal or mixed, securing an indebtedness, obligation or liability owed to or claimed by any Person other than the owner of such property, whether such indebtedness is based on the common law or any statute or contract and including, but not limited to, a security interest, pledge, mortgage, assignment, conditional sale, trust receipt, lease, consignment or bailment for security purposes.
“Loan” shall mean, collectively, the Revolving Loan Tranche, the Letter of Credit Tranche and the Construction Loan Tranche made, or to be made, by Bank to or for the credit of Borrowers in one or more Advances not to exceed at any one time the aggregate Maximum Loan Amount applicable to the Revolving Loan Tranche, the Letter of Credit Tranche and the Construction Loan Tranche, as the case may be, pursuant to the Loan Terms, Conditions and Procedures Addendum (and, with respect to the Construction Loan Tranche, the Construction Loan Addendum).
“Loan Documents” shall mean collectively, this Agreement, the Note, the Deeds of Trust, the Security Agreements, the Financing Statements, any reimbursement agreement or other documentation executed in connection with any Letter of Credit, and any other documents, instruments or agreements evidencing, governing, securing, guaranteeing or otherwise relating to or executed pursuant to or in connection with any of the Indebtedness or any Loan Document (whether executed and delivered prior to, concurrently with or subsequent to this Agreement), as such documents may have been or may hereafter be amended from time to time.
“Loan Party” shall mean each Borrower and each other Person who or which shall be liable for the payment or performance of all or any portion of the Indebtedness or who or which shall own any property that is subject to (or purported to be subject to) a Lien which secures all or any portion of the Indebtedness.
“Loan-to-Value Ratio” means the percentage obtained by dividing (a) the sum of (x) the amount outstanding under the Revolving Loan Tranche, the Letter of Credit Tranche and the Construction Loan Tranche and (y) the Letter of Credit Liabilities, by (b) the fair market value of the Mortgaged Property, as reflected by current Appraisals at the time of such calculation.
“Material Adverse Effect” shall mean any act, event, condition or circumstance which could be expected to materially and adversely affect the business, operations, condition (financial or otherwise), performance or assets of any Loan Party, the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party or by which it is bound or the enforceability of any Loan Document.

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“Material Litigation” shall mean any existing or threatened action, suit or litigation reported or required by applicable law to be reported by Stratus in any filing with the Securities and Exchange Commission and any other action, suit, litigation or proceeding, at law or in equity, or before any arbitrator or by or before any Governmental Authority, pending, or, to the best knowledge of any Borrower, threatened against or affecting any Loan Party, which has a reasonable prospect of adverse determination and, if adversely determined, could reasonably be expected to materially impair the right of the Loan Party to carry on its business substantially as now conducted or could have a Material Adverse Effect.
“Matured L/C Obligations” shall mean, at any time and in respect of all Letters of Credit, all amounts paid by Bank on drafts or demands for payment drawn or made under as purported to be under any Letter of Credit, and all other amounts due and owing to Bank under any application by any Loan Party for any Letter of Credit to be issued by Bank (a “LC Application”), to the extent the same have not been repaid to Bank (with the proceeds of an Advance or otherwise).
“Maturity Date” shall mean November 30, 2014, or such earlier date on which the entire unpaid principal amount of the Loan becomes due and payable whether by the lapse of time, acceleration or otherwise; provided, however, if any such date is not a Business Day, then the Maturity Date shall be the next succeeding Business Day.
“Maximum Lawful Rate” shall mean the maximum lawful rate of interest which may be contracted for, charged, taken, received or reserved by Bank in accordance with the applicable laws of the State of Texas (or applicable United States federal law to the extent that it permits Bank to contract for, charge, take, receive or reserve a greater amount of interest than under Texas law), taking into account all Charges (defined as all fees, charges and/or any other things of value, if any, contracted for, charged, received, taken or reserved by Bank in connection with the transactions relating to the Note and the other Loan Documents, which are treated as interest under applicable law) made in connection with the transaction evidenced by the Note and the other Loan Documents. To the extent that Bank is relying on Chapter 303 of the Texas Finance Code to determine the Maximum Lawful Rate payable on the Indebtedness, Bank will utilize the weekly ceiling from time to time in effect as provided in such Chapter 303. To the extent United States federal law permits Bank to contract for, charge, take, receive or reserve a greater amount of interest than under Texas law, Bank will rely on United States federal law instead of such Chapter 303 for the purpose of determining the Maximum Lawful Rate. Additionally, to the extent permitted by applicable law, Bank may, at its option and from time to time, utilize any other method of establishing the Maximum Lawful Rate under such Chapter 303 or under other applicable law by giving notice, if required, to Borrowers as provided by applicable law.
“Maximum Loan Amount” shall mean: (1) with respect to the Revolving Loan Tranche, the lesser of (a) $35,000,000.00 or (b) the Borrowing Base Limitation; (2) with respect to the Letter of Credit Tranche, $3,000,000.00; (3) with respect to the Construction Loan Tranche, the lesser of (a) $10,000,000.00, less any principal payments made by Borrowers to Bank under the Construction Loan Tranche or (b) the Borrowing Base Limitation; and (4) with respect to the entire Loan (including the Revolving Loan Tranche, the Letter of Credit Tranche and the Construction Loan Tranche), the lesser of (a) $48,000,000, less any principal payments made by Borrowers to Bank under the Construction Loan Tranche or (b) the Borrowing Base Limitation.

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“Mortgaged Property” shall mean the Land, Improvements, MUD Reimbursables, Credit Banks, Stratus’ ownership interests, direct or indirect, in all Related Parties, and all other property, assets and rights in which a Lien or other encumbrance in favor of or for the benefit of Bank is or has been granted or arises or has arisen, or may hereafter be granted or arise, under or in connection with any Loan Document, or otherwise, including all other property, assets and rights in which any Borrower obtains an ownership interest, directly or indirectly, with proceeds of the Loan.
“MUD Reimbursables” shall mean those reimbursements due to any one or more of the Borrowers from the Municipal Utility Districts, including, but not limited to, those payments due to one or more of the Borrowers from the City of Austin, as more fully identified in Exhibit D attached hereto.
“MUD Reimbursables Value” means the present discounted value of the MUD Reimbursables owned by any Borrower, using a discount factor of six percent (6%). As of October 29, 2012, it is estimated that the MUD Reimbursables Value is approximately $8,200,000.
“Net Proceeds” means the gross sales proceeds received from the sale of an asset of any Borrower or any Related Party which is collateral for the Loan, less only reasonable closing costs, surveying costs, title insurance premiums, reasonable attorneys’ fees and a broker’s commission not to exceed six percent (6.0%), with aggregate deductions not to exceed eight percent (8%) of the gross sales price of such asset.
“Note” shall mean collectively the Revolving Note, the Letter of Credit Note and Construction Note.
“Other Collateral” shall mean the Section 2.17 Assets which have not be designated as Primary Collateral in accordance with the terms of this Agreement.
“PBGC” shall mean the Pension Benefit Guaranty Corporation, or any Person succeeding to the present powers and functions of the Pension Benefit Guaranty Corporation.
“Pension Plan(s)” shall mean any and all employee benefit pension plans of any Borrower and/or any of its Subsidiaries in effect from time to time, as such term is defined in ERISA.
“Permitted Disposition” shall mean (i) a transfer of a beneficial interest in any Borrower or any entity holding a direct or indirect interest in any Borrower by any person or entity holding such an interest to any other person or entity holding such an interest as of the date of this Agreement (the “Interest Holders”); (ii) any transfer of a legal or beneficial interest in any publicly-traded stock of Stratus; or (iii) a transfer of a legal or beneficial interest in any Borrower or any entity holding a direct or indirect interest in any Borrower for bona fide estate planning purposes to: (A) members of such transferor’s immediate family or (B) a trust, the holders of the beneficial interests of which are a current Interest Holder or a member of the Interest Holder’s immediate family; provided, however, that a Permitted Disposition shall not include any transfer or series of transfers which (1) after taking into account any prior Permitted Disposition shall result in (x) the proposed transferee owning (directly or indirectly) more than 49% of the interests in any Borrower or any entity holding a direct or indirect interest in any Borrower unless such transferee owned more than 49% of such interests as of the date of this Agreement, or (y) a transfer of more than 49% of the interests in any Borrower or any entity holding a direct or indirect interest in any Borrower; (2) shall result in a

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change of control of any Borrower or the day to day operations of the Mortgaged Property; (3) notice of which has not been given by Borrower to Bank, together with copies of all instruments effecting such transfer later than seven (7) Business Days prior to the effective date of such transfer (except notice shall not be required with respect to any stock of any Borrower publicly traded on a national stock exchange); or (4) occurs at any time when an Event of Default has occurred and remains uncured (except with respect to any stock of any Borrower publicly traded on a national stock exchange). For the purposes of Permitted Dispositions, a change of control of any Borrower or any entity holding a direct or indirect interest in any Borrower shall be deemed to have occurred if there is any change in the identity of the individual or group of individuals who have the right, by virtue of the articles of incorporation, articles of organization, the by-laws or an agreement, with or without taking any formative action, to cause such Borrower or such entity to take some action or to block such Borrower or such entity from taking some action which, in either case, such Borrower or such entity could take or could refrain from taking were it not for the rights of such stockholders, partners or members of such Borrower or such entity, as the case may be.
“Permitted Encumbrances” shall mean Liens in favor of the Bank, all matters shown on Schedule B of the Title Policy, Liens for taxes not yet due and payable, Liens not delinquent arising in the ordinary course of business and created by statute in connection with worker’s compensation, unemployment insurance, social security and similar statutory obligations, and Contested Items.
“Person” or “person” shall mean any individual, corporation, partnership, joint venture, limited liability company, association, trust, unincorporated association, joint stock company, government, municipality, political subdivision or agency, or other entity.
“Plans and Specifications” shall mean the final plans and specifications for the development and construction of the Section N Improvements, to be prepared by a licensed engineer, and all amendments and modifications thereof, a true and correct copy of all of which shall be delivered to Bank.
“Primary Collateral” shall mean the tracts of Land listed on Exhibit A, attached hereto, and no other part or portion of the Mortgaged Property; provided, however, the Primary Collateral may be expanded by adding additional collateral to Exhibit A and obtaining an Appraisal, an environmental audit, Title Policy and other documents that may be required by Bank with respect to such additional collateral.
“Project Costs” shall mean all costs incurred in connection with the construction and operation of the Section N Improvements until maturity of the Loan, including, without limitation, all costs of labor and material, reasonable architectural, engineering, interior and landscape design, legal, consulting and other related fees, taxes on land and improvements, and bond and insurance costs.
“Related Party” shall mean any corporation, partnership, limited liability company or any other legal entity in which Stratus owns or holds, directly or indirectly, any legal or beneficial ownership interest.
“Related Party Assets” shall mean the assets owned by the Borrowers which may be transferred to the Related Parties from time to time.

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“Release Provisions” shall mean the provisions set forth on Addendum 3 attached hereto.
“Request for Advance” shall mean an oral or written request or authorization for an Advance of Loan proceeds which, if made in writing, shall be in the form annexed hereto as Exhibit E, or in such other form as is acceptable to Bank.
“Revolving Note” shall mean that certain Revolving Promissory Note dated of even date herewith, executed by Borrowers, as the maker therein, and payable to the order of Bank, as the payee therein, in the principal amount of THIRTY-FIVE MILLION AND NO/100THS DOLLARS ($35,000,000.00), together with any and all renewals, modifications, rearrangements, reinstatements, enlargements, or extensions of such promissory notes or of any promissory note or notes given in renewal, substitution or replacement therefor.
“Section 2.17 Assets” shall have the meaning given to the term in Section 2.17 of Addendum 2.
“Section N Improvements” shall mean road and infrastructure improvements to be constructed on the Section N Land in accordance with the Plans and Specifications, as provided in and contemplated by this Agreement .
“Section N Land” shall mean the land described as Tract 4 of Parcel 4-A on Exhibit A.
“Section N Project Budget” shall mean the project budget for the construction of the Section N Improvements approved by Bank, as may be amended from time to time as provided in this Agreement.
“Section N Property” shall mean the Section N Land and the Section N Improvements.
“Security Agreement” means, collectively, the Block 21 Security Agreement and all other security agreements executed by Borrowers in favor of Bank pursuant to which Borrowers grant a security interest in certain personal property of Borrowers to Bank.
“Special Account” means the account styled “Stratus Properties Inc. Controlled Disbursement Account”, Account No. 1880671001, or any successor account.
“Subsidiary” shall mean as to any particular parent entity, any corporation, partnership, limited liability company or other entity (whether now existing or hereafter organized or acquired) in which more than fifty percent (50%) of the outstanding equity ownership interests having voting rights as of any applicable date of determination, shall be owned directly, or indirectly through one or more Subsidiaries, by such parent entity.
“Surveys” shall mean a survey of each tract of the Primary Collateral in form and content reasonably satisfactory and acceptable to the Bank and sufficient to allow the Title Company to endorse the standard survey exception in the Title Policy to “shortages in area” only.
“Tangible Net Worth” shall mean, with respect to any Person and as of any applicable date of determination, (a) the net book value of all assets of such Person (excluding Affiliate Receivables, patent rights, trademarks, trade names, franchises, copyrights, licenses, goodwill,

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and all other intangible assets of such Person), after all appropriate deductions in accordance with GAAP (including, without limitation, reserves for doubtful receivables, obsolescence, depreciation and amortization), less (b) all Debt of such Person at such time.
“Telephone Notice Authorization” shall mean an agreement in form satisfactory to Bank authorizing telephonic and facsimile notices of borrowing and establishing a codeword system of identification in connection therewith.
“Title Company” shall mean the Title Company (and its issuing agent, inapplicable) issuing the Title Policy, which shall be acceptable to Bank in its sole and absolute discretion.
“Title Policy” shall mean the mortgagee policy of title insurance issued by the Title Company, on a coinsurance or reinsurance basis (with direct access endorsement or rights) if and as required by Bank, in the aggregate maximum amount of $48,000,000.00 insuring that the Deeds of Trust covering the Primary Collateral constitute valid liens covering the Primary Collateral subject only to those exceptions which Bank may approve and containing such endorsements as Bank may require.
“Total Stockholder Equity” has the meaning set forth in the financial statements of Borrowers.
“UCC” shall mean the Uniform Commercial Code as adopted and in force in the State in which the Land is located, as amended.

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ADDENDUM 2
LOAN TERMS, CONDITIONS AND PROCEDURES ADDENDUM

SECTION 1.	THE LOAN
1.1    Agreements to Lend. Bank hereby agrees to lend to Borrowers up to but not in excess of the Maximum Loan Amount, and Borrowers hereby agree to borrow such sums from Bank, all upon and subject to the terms and provisions of this Agreement, such sums to be evidenced by the Note; provided, however, in no event shall (i) the aggregate outstanding principal balance of the Loan and the amount of any Letters of Credit Liabilities exceed the Maximum Loan Amount or (ii) the individual limits for the Revolving Loan Tranche, the Letter of Credit Tranche and the Construction Loan Tranche exceed the limits for each tranche set forth in the definition of Maximum Loan Amount. Subject to the terms and provisions of this Agreement and the other Loan Documents, principal repaid on the Loan may be reborrowed by Borrowers; provided, however, no amounts advanced under the Construction Loan Tranche may be reborrowed once repaid. Borrowers’ liability for repayment of the interest on account of the Loan shall be limited to and calculated with respect to Loan proceeds actually disbursed to Borrowers pursuant to the terms of this Agreement and the Note and only from the date or dates of such disbursements. Bank may, in Bank’s discretion, disburse Loan proceeds by journal entry to pay interest and financing costs and disburse Loan proceeds directly to third parties to pay costs or expenses required to be paid by Borrowers pursuant to this Agreement. Loan proceeds disbursed by Bank by journal entry to pay interest or financing costs, and Loan proceeds disbursed directly by Bank to pay costs or expenses required to be paid by Borrowers pursuant to this Agreement, shall constitute Advances to Borrowers.
1.2    Advances. The proceeds of the Loan shall be disbursed to Borrowers in one or more Advances provided all applicable conditions to Advances for the Loan set forth in this Agreement have been satisfied. Without limiting the foregoing, any Advance requested by Borrowers under the Loans shall be subject to Borrowers’ satisfaction of the terms and conditions set forth in this Addendum 2 (including, if applicable, Section 2.17 (Additional Land Acquisitions)) and in particular shall comply with the use of proceeds restrictions set forth in Section 2.4 below. The Initial Advance shall be used to repay all indebtedness outstanding under the Original Credit Agreement on the date of this Agreement.
1.3    Limitation on Advances. Under no circumstances shall Bank be required to disburse any proceeds of the Loan that would cause (i) the aggregate outstanding balance of the Loan plus the Letter of Credit Liabilities at any one time to exceed the Maximum Loan Amount or (ii) the outstanding balance of the Revolving Loan Tranche, the Letter of Credit Tranche and the Construction Loan Tranche at any one time to exceed the limits for each tranche set forth in the definition of Maximum Loan Amount.
1.4    Regulatory Restrictions. Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, in no event shall Bank be required to disburse, nor shall Borrowers be entitled to demand that Bank disburse, all or any portion of the Loan if the amounts of the Loan would, in Bank’s sole and absolute discretion, cause Bank to exceed the

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lending limit to a single borrower under any applicable state or federal law, regulation or ruling. If Bank determines, in its sole and absolute discretion, at any time (including after any portion or all of the Loan has been disbursed) that the transactions evidenced by this Agreement and the other Loan Documents violates such lending limit restriction, then Bank shall have the right to immediately declare the Note to be due and payable and shall thereafter have no further obligations to disburse any further proceeds of the Loan. In such event, Borrowers shall be required to immediately pay all outstanding Indebtedness and shall have no further rights and privileges under this Agreement and the other Loan Documents.
1.5    Repayment of and Interest on Loan. The Indebtedness from time to time outstanding under and evidenced by the Note shall bear interest at the applicable rate per annum set forth in the Note until the occurrence of an Event of Default and thereafter at the Default Rate and shall otherwise be repaid in accordance with the terms of the respective Note. All unpaid principal, accrued and unpaid interest and other amounts owing under the Note shall be due and payable on the Maturity Date. The Bank shall review the Loan each year as of the date which is twelve (12) months prior to the then Maturity Date (the “Review Date”), as the Maturity Date may be extended from time to time in order to evaluate whether to offer Borrowers an extension of the Maturity Date. In connection with such review, Bank will notify Borrowers on or about the Review Date of whether the Bank will agree to extend the Maturity Date. The determination of whether to grant a particular 12 month extension option of the Maturity Date hereunder shall be in Bank’s sole discretion. In the event that Bank elects to so grant an option to Borrowers to extend the Maturity Date and Borrowers exercise such option, then at Bank’s option, Borrowers shall (i) execute an extension agreement in form and substance reasonably acceptable to Bank evidencing such extension, and (ii) provide an endorsement to the Title Policy in connection with such extension.
1.6    Fees.
(a)    Commitment Fee. Borrowers shall pay the Commitment Fee to Bank upon the execution of this Agreement and the closing of the Loan as consideration for the issuance of the Loan.
(b)    Unused Commitment Fee. Borrowers shall pay to Bank an unused commitment fee in an amount equal to the product of (a) one-eighth of one percent (.125%) per annum multiplied by (b) the difference between (i) the Maximum Loan Amount applicable to the Revolving Loan Tranche and (ii) the aggregate outstanding principal balance of the Revolving Note. Such fee shall be computed on a daily basis and shall be payable quarterly in arrears as of the end of each of each calendar quarters. Bank shall invoice Borrowers for such fees, which invoice shall be due and payable within fifteen (15) days after receipt.
(c)    Administration Fee. Borrowers shall pay an annual upfront administration fee to Bank in the amount of $15,000, which fee shall be due and payable on the date of this Agreement and on November 30 of each year thereafter during the term of the Loan.
(d)    Intentionally Omitted

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(e)    Letter of Credit Fee. Borrowers shall pay a fee in connection with the issuance or renewal of each Letter of Credit as set forth in Section 3.4(c) of this Addendum 2.

SECTION 2.	ADVANCES, PAYMENTS, RECOVERIES AND COLLECTIONS
2.1    Advance Procedure. Except as hereinafter provided, Borrowers may request an Advance by submitting to Bank a Request for Advance by an authorized representative of Borrowers, subject to the following:
(a)    each such Request for Advance shall state from whether Borrowers are requesting an Advance under the Revolving Loan Tranche or the Construction Loan Tranche and shall include, without limitation, a report setting forth the then current Borrowing Base Limitation substantially in the format attached hereto as Exhibit C, the proposed amount of such Advance and the proposed Disbursement Date, which date must be a Business Day;
(b)    a Request for Advance, once communicated to Bank, shall not be revocable by Borrowers;
(c)    each Request for Advance, once communicated to Bank, shall constitute a representation, warranty and certification by Borrowers as of the date thereof that:
(i)    both before and after the making of such Advance, all of the Loan Documents are and shall be valid, binding and enforceable against each Loan Party, as applicable;
(ii)    all terms and conditions precedent to the making of such Advance have been satisfied, and shall remain satisfied through the date of such Advance;
(iii)    the making of such Advance will not cause the aggregate principal amount outstanding on the Note plus the Letter of Credit Liabilities to exceed the Maximum Loan Amount;
(iv)    no Default or Event of Default shall have occurred or be in existence, and none will exist or arise upon the making of such Advance;
(v)    the representations and warranties contained in this Agreement, and the other Loan Documents are true and correct in all material respects and shall be true and correct in all material respects as of the making of such Advance; and
(vi)    the Advance will not violate the terms or conditions of any contract, indenture, agreement or other borrowing of any Loan Party.
Bank may elect (but without any obligation to do so) to make an Advance upon the telephonic or facsimile request of Borrowers, provided that Borrowers have first executed and delivered to Bank a Telephone Notice Authorization. If any such Advance based upon a telephonic

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or facsimile request is made by Borrowers, Bank may require Borrowers to confirm said telephonic or facsimile request in writing by delivering to Bank, on or before 11:00 a.m. (Dallas, Texas time) on the next Business Day following the Disbursement Date of such Advance, a duly executed written Request for Advance, and all other provisions of this Section 2.1 shall be applicable with respect to such Advance. In addition, Borrowers may authorize the Bank to automatically make Advances pursuant to such other written agreements as may be entered into by Bank and Borrowers. Except as set forth in this Agreement, all Advances are to be made by direct deposit into the Special Account.
2.2    Voluntary Prepayment. Borrowers may prepay all or part of the outstanding balance under the Note (subject to the provisions of the Note regarding a prepayment prior to the expiration of the applicable Interest Period [as defined in the Note]) at any time, without premium, penalty or prejudice to the right of Borrowers to reborrow sums of the Loan under the terms of this Agreement, subject to the terms and conditions of the Loan Documents.
2.3    Maximum Loan Amount and Reduction of Indebtedness. Notwithstanding anything contained in this Agreement to the contrary, the principal amount of the Loan at any time outstanding plus any Letter of Credit Liabilities shall not exceed the Maximum Loan Amount and the principal amount of the Loan outstanding under each of the Revolving Loan Tranche and the Construction Loan Tranche at any time shall not exceed the Maximum Loan Amount with respect to such tranche as set forth in the definition of Maximum Loan Amount and the principal amount of the Loan outstanding under the Letter of Credit Tranche plus the Letter of Credit Liabilities at any time shall not exceed the Maximum Loan Amount with respect to the Letter of Credit Tranche as set forth in the definition of Maximum Loan Amount. If said limitations are exceeded at anytime, Borrowers shall immediately, without demand by Bank, pay to Bank an amount not less than such excess, or, if Bank, in its sole discretion, shall so agree, Borrowers shall provide Bank cash collateral in an amount not less than such excess, and Borrowers hereby pledge and grant to Bank a security interest in such cash collateral so provided to Bank.
2.4    Use of Proceeds of Loan. The proceeds of the Revolving Loan Tranche shall be used to fund equity contributions for development ventures of Borrower, for pre-development and development costs for the Land, such as earnest money deposits, and property improvements in connection with the Land and other working capital needs of Borrowers, including corporate and project general, administrative and operating costs, stock repurchase costs (not to exceed $1,000,000 in the aggregate during the term of the Loan), pursuit costs, entitlement costs, taxes, business endeavors associated with the development of commercial and residential real properties, and for land acquisitions in accordance with the terms of Section 2.17 of this Addendum.
2.5    Non-Application of Chapter 346 of Texas Finance Code. The provisions of Chapter 346 of the Texas Finance Code are specifically declared by the parties not to be applicable to any of the Loan Documents or the transactions contemplated thereby.
2.6    Place of Advances. All Advances are to be made at the office of Bank, or at such other place as Bank may designate.

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2.7    Bank’s Books and Records. The amount and date of each Advance hereunder, the amount from time to time outstanding under the Note, the interest rate in respect of the Loan, and the amount and date of any repayment hereunder or under the Note, shall be noted on Bank’s books and records, which shall be conclusive evidence thereof, absent manifest error; provided, however, any failure by Bank to make any such notation, or any error in any such notation, shall not relieve Borrowers of their obligations to pay to Bank all amounts owing to Bank under or pursuant to the Loan Documents, in each case, when due in accordance with the terms hereof or thereof.
2.8    Payments on Non-Business Day. In the event that any payment of any principal, interest, fees or any other amounts payable by Borrowers under or pursuant to any Loan Document shall become due on any day which is not a Business Day, such due date shall be extended to the next succeeding Business Day, and, to the extent applicable, interest shall continue to accrue and be payable at the interest rate set forth in the applicable Note for and during any such extension.
2.9    Payment Procedures. Unless otherwise expressly provided in a Loan Document, all sums payable by Borrowers to Bank under or pursuant to any Loan Document, whether principal, interest, or otherwise, shall be paid, when due, directly to Bank at the office of Bank identified on the signature page of this Agreement, or at such other office of Bank as Bank may designate in writing to Borrowers from time to time, in immediately available United States funds, and without setoff, deduction or counterclaim. Bank may, in its discretion, charge any and all deposit or other accounts (including, without limitation, any account evidenced by a certificate of deposit or time deposit) of any Borrower maintained with Bank for all or any part of any Indebtedness which is not paid when due and payable; provided, however, that such authorization shall not affect any Borrower’s obligations to pay all Indebtedness, when due, whether or not any such account balances maintained by such Borrower with Bank are insufficient to pay any amounts then due.
2.10    Maximum Interest Rate. It is expressly stipulated and agreed to be the intent of Borrowers and Bank at all times to comply strictly with the applicable Texas law governing the maximum rate or amount of interest payable on the Indebtedness (or applicable United States federal law to the extent that it permits Bank to contract for, charge, take, reserve or receive a greater amount of interest than under Texas law). If the applicable law is ever judicially interpreted so as to render usurious any amount (i) contracted for, charged, taken, reserved or received pursuant to the Note, any of the other Loan Documents or any other communication or writing by or between Borrowers and Bank related to any of the Indebtedness, (ii) contracted for, charged or received by reason of Bank’s exercise of the option to accelerate the maturity of the Note and/or any other portion of the Indebtedness, or (iii) Borrowers will have paid or Bank will have received by reason of any voluntary prepayment by Borrowers of the Note and/or any of the other Indebtedness, then it is Borrowers’ and Bank’s express intent that all amounts charged in excess of the Maximum Lawful Rate shall be automatically canceled, ab initio, and all amounts in excess of the Maximum Lawful Rate theretofore collected by Bank shall be credited on the principal balance of the Note and/or any of the other Indebtedness evidenced by the Loan Documents (or, if the Note and all other Indebtedness evidenced by the Loan Documents have been or would thereby be paid in full, refunded to Borrowers), and the provisions of the Note and the other Loan Documents immediately be deemed reformed and the amounts thereafter

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collectible hereunder and thereunder reduced, without the necessity of the execution of any new document, so as to comply with the applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder and thereunder; provided, however, if the Note has been paid in full before the end of the stated term of the Note, then Borrowers and Bank agree that Bank shall, with reasonable promptness after Bank discovers or is advised by Borrowers that interest was received in an amount in excess of the Maximum Lawful Rate, either refund such excess interest to Borrowers and/or credit such excess interest against any other Indebtedness then owing by Borrowers to Bank. Borrowers hereby agree that as a condition precedent to any claim seeking usury penalties against Bank, Borrowers will provide written notice to Bank, advising Bank in reasonable detail of the nature and amount of the violation, and Bank shall have sixty (60) days after receipt of such notice in which to correct such usury violation, if any, by either refunding such excess interest to Borrowers or crediting such excess interest against the Note and/or other Indebtedness then owing by Borrowers to Bank. All sums contracted for, charged or received by Bank for the use, forbearance or detention of any of the Indebtedness, including any portion of the debt evidenced by the Note shall, to the extent permitted by applicable law, be amortized or spread, using the actuarial method, throughout the stated term of the Note and/or other Indebtedness (including any and all renewal and extension periods) until payment in full so that the rate or amount of interest on account of the Note and/or other Indebtedness does not exceed the Maximum Lawful Rate from time to time in effect and applicable to the Note and/or the other Indebtedness for so long as any Indebtedness is outstanding.
In no event shall the provisions of Chapter 346 of the Texas Finance Code (which regulates certain revolving credit loan accounts and revolving triparty accounts) apply to the Note and/or any of the other Indebtedness. Notwithstanding anything to the contrary contained herein or in any of the other Loan Document it is not the intention of Bank to accelerate the maturity of any interest that has not accrued at the time of such acceleration or to collect unearned interest at the time of such acceleration.
2.11    Receipt of Payments by Bank. Any payment by Borrowers of any of the Indebtedness made by mail will be deemed tendered and received by Bank only upon actual receipt thereof by Bank at the address designated for such payment, whether or not Bank has authorized payment by mail or in any other manner, and such payment shall not be deemed to have been made in a timely manner unless actually received by Bank on or before the date due for such payment, time being of the essence. Borrowers expressly assume all risks of loss or liability resulting from non-delivery or delay of delivery of any item of payment transmitted by mail or in any other manner. Acceptance by Bank of any payment in an amount less than the amount then due shall be deemed an acceptance on account only, and any failure to pay the entire amount then due shall constitute and continue to be an Event of Default hereunder. Bank shall be entitled to exercise any and all rights and remedies conferred upon and otherwise available to Bank under any Loan Document upon the occurrence and during the continuance of any such Event of Default. Borrowers further agree that after the occurrence and during the continuance of any Default Bank shall have the continuing exclusive right to apply and to reapply any and all payments received by Bank at any time or times, whether as voluntary payments, proceeds from any Mortgaged Property, offsets, or otherwise, against the Indebtedness in such order and in such manner as Bank may, in its sole discretion, deem advisable, notwithstanding any entry by Bank upon any of its books and records. Borrowers

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hereby expressly agree that, to the extent that Bank receives any payment or benefit of or otherwise upon any of the Indebtedness, and such payment or benefit, or any part thereof, is subsequently invalidated, declared to be fraudulent or preferential, set aside, or required to be repaid to a trustee, receiver, or any other Person under any bankruptcy act, state or federal law, common law, equitable cause or otherwise, then to the extent of such payment or benefit, the Indebtedness, or part thereof, intended to be satisfied shall be revived and continued in full force and effect as if such payment or benefit had not been made or received by Bank, and, further, any such repayment by Bank shall be added to and be deemed to be additional Indebtedness.
2.12    Security. Payment and performance of the Indebtedness shall be secured by Liens on the assets, other collateral and properties of Borrowers and of such other Loan Parties as Bank may require from time to time, except that any projects owned by Subsidiaries of Borrowers which are financed with project-related debt (and not financed with proceeds of the Loan) shall not be security for the Loan, provided that with respect to any of the Mortgaged Property which is collateral for the Loan, the required Partial Release Price is paid to Bank pursuant to Addendum 3 hereof to obtain a release of such Mortgaged Property in connection with the commencement of any such project.
2.13    Conditions Precedent to the Initial Advance. The obligation of the Bank to make the Initial Advance on the Loan pursuant to this Agreement shall be subject to the satisfaction of all of conditions precedent set forth in this Section. In the event that any condition precedent is not so satisfied but Bank elects to make the Initial Advance on the Loan notwithstanding the same, such election shall not constitute a waiver of such condition and the condition shall be satisfied prior to any subsequent Advance.
(a)    All of the Loan Documents shall be in full force and effect and binding and enforceable obligations of Borrowers and, to the extent that it is a party thereto or otherwise bound thereby, of each other Person who may be a party thereto or bound thereby.
(b)    All actions, proceedings, instruments and documents required to carry out the borrowings and transactions contemplated by this Agreement or any other Loan Document or incidental thereto, and all other related legal matters, shall have been satisfactory to and approved by legal counsel for Bank, and said counsel shall have been furnished with such certified copies of actions and proceedings and such other instruments and documents as they shall have requested.
(c)    Each Loan Party shall have performed and complied with all agreements and conditions contained in the Loan Documents applicable to it and which are then in effect.
(d)    Borrowers shall have delivered; or caused to have been delivered, to Bank or done or caused to have been done, to Bank’s satisfaction each and every of the following items:
(1)    This Agreement (together with all addenda, schedules, exhibits, certificates, opinions, financial statements and other documents to be delivered

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pursuant hereto), the Note, the Deeds of Trust and all other Loan Documents duly executed, acknowledged (if required) and delivered by Borrowers and any Person who is a party thereto.
(2)    (i) Copies of resolutions of the board of directors, partners or members or managers, as applicable, of each Loan Party evidencing approval of the borrowing hereunder and the transactions contemplated by the Loan Documents, and authorizing the execution, delivery and performance by each Loan Party of each Loan Document to which it is a party or by which it is otherwise bound, which resolutions shall have been certified by a duly authorized officer, partner or other representative, as applicable, of each Loan Party as of the date of this Agreement as being complete, accurate and in full force and effect; (ii) incumbency certifications of a duly authorized officer, partner or other representative, as applicable, of each Loan Party, in each case, identifying those individuals who are authorized to execute the Loan Documents for and on behalf of such Person(s), respectively, and to otherwise act for and on behalf of such Person(s); (iii) certified copies of each of such Person(s)’ articles of incorporation and bylaws, partnership agreement, certificate of limited partnership, articles of organization, regulations or operating agreement, as applicable, and all amendments thereto; and (iv) certificates of existence, good standing and authority to do business, as applicable, certified substantially contemporaneously with the date of this Agreement, from the state or other jurisdiction of each of such Person(s)’ organization and from every other state or jurisdiction in which such Person is required, under applicable law, to be qualified to do business.
(3)    Proof that appropriate security agreements, financing statements, mortgages, deeds of trust, collateral and such additional documents or certificates as may be required by Bank and/or contemplated under the terms of any and every Loan Document, and such other documents or agreements of security and appropriate assurances of validity, perfection and priority of Lien as Bank may request shall have been executed and delivered by the appropriate Persons and recorded or filed in such jurisdictions and such other steps shall have been taken as necessary to perfect, subject only to Permitted Encumbrances, the Liens granted thereby.
(4)    An opinion of Borrowers’ legal counsels, dated as of the date of this Agreement, as to enforceability and authority issues and covering such other matters as are required by Bank and which are otherwise reasonably satisfactory in form and substance to Bank.
(5)    A UCC, tax lien and judgment lien record search, disclosing no notice of any Liens or encumbrances filed against any of the Mortgaged Property, other than the Permitted Encumbrances.
(6)    Evidence of insurance coverage as required by this Agreement and the Deeds of Trust.

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(7)    The Title Policy (or the Title Company’s unconditional commitment to issue the Title Policy upon recordation of the Deeds of Trust).
(8)    If requested by bank, an environmental audit report covering the Primary Collateral, in form and content and conducted and prepared by an environmental consultant reasonably acceptable to Bank. Borrowers agree that Bank may disclose the contents of such environmental audit report to Governmental Authorities and Borrowers shall deliver to Bank the written consent to such disclosure from the respective environmental consultant.
(9)    Evidence that none of the Primary Collateral is located within any designated flood plain or special flood hazard area (as may be shown on the surveys delivered to Bank or other evidence acceptable to Bank) or, in lieu thereof at Bank’s request, evidence that Borrowers have applied for and received flood insurance covering the insurable Improvements in the maximum coverage available to Bank.
(10)    To the extent portions of the Primary Collateral have been platted, full-size, single sheet copies of all recorded subdivision or plat maps of the Primary Collateral approved (to the extent required by Governmental Requirements) by all Governmental Authorities, if applicable, and legible copies of all instruments representing exceptions to the state of title to the Primary Collateral.
(11)    Current Financial Statements of Borrowers.
(12)    If requested by Bank, a soils and geological report covering the Primary Collateral issued by a laboratory approved by Bank, which report shall be reasonably satisfactory in form and substance to Bank, and shall include a summary of soils test borings.
(e)    Bank shall have received payment of the Commitment Fee.
(f)    Bank shall have received such other instruments, documents and evidence (not inconsistent with the terms hereof) as Bank may reasonably request in connection with the making of the Loan hereunder, and all such instruments, documents and evidence shall be satisfactory in form and substance to Bank.
(g)    Upon making the Initial Advance on the Loan, the sum of the amount outstanding on the Loan and all Letter of Credit Liabilities shall not exceed the Maximum Loan Amount.
2.14    Conditions to Subsequent Advances and Letters of Credit. Bank has no obligation to make any Advance on the Loan or to issue any Letter of Credit subsequent to the Initial Advance unless the following conditions precedent are satisfied on or before the Disbursement Date for such Advance:
(a)    At Bank’s request, Borrowers shall furnish to Bank an endorsement to the Title Policy (or if an endorsement is not available, a letter from the Title Company) showing

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“nothing further” of record affecting the Primary Collateral from the date of recording of the Deeds of Trust, except such matters as Bank specifically approves.
(b)    All Loan Documents shall be in full force and effect and binding and enforceable obligations of each Loan Party.
(c)    Each of the representations and warranties of each Loan Party under any Loan Document shall be true and correct in all material respects.
(d)    No Default or Event of Default shall have occurred and be continuing; there shall exist no Material Adverse Effect; and no provision of law, any order of any Governmental Authority, or any regulation, rule or interpretation thereof, shall have had any Material Adverse Effect on the validity or enforceability of any Loan Document.
(e)    To the extent that any of the proceeds of the Advance are used to acquire assets, Borrowers shall grant a first Lien on such assets, except for office equipment such as computers and phone systems.
(f)    Upon making the Advance on the Loan then requested, (i) the amount outstanding on the Loan in the aggregate shall not exceed the Maximum Loan Amount, (ii) the amount outstanding on the Revolving Note shall not exceed the Maximum Loan Amount with respect to the Revolving Loan Tranche and (iii) the amount outstanding on the Construction Note shall not exceed the Maximum Loan Amount with respect to the Construction Loan Tranche.
(g)    Upon the issuance or renewal of a Letter of Credit the Letter of Credit Liabilities in the aggregate shall not exceed the amount of the Letter of Credit Tranche.
2.15    Advance Not A Waiver. No Advance of the proceeds of the Loan shall constitute a waiver of any of the conditions of Bank’s obligation to make further Advances, nor, in the event Borrowers are unable to satisfy any such condition, shall any such Advance have the effect of precluding Bank from thereafter declaring such inability to be an Event of Default.
2.16    Advance Not An Approval. Bank shall have no obligation to make any Advance or part thereof during the existence of any Default or Event of Default, but shall have the right and option so to do; provided that if Bank elects to make any such Advance, no such Advance shall be deemed to be either a waiver of the right to demand payment of the Loan, or any part thereof, or an obligation to make any other Advance.
2.17    Additional Land Acquisitions. Subject to the satisfaction of all conditions precedent to Advances of the Loan, Bank hereby agrees to make one or more Advances of the Revolving Loan Tranche, which Advances shall reduce the amount available to Borrowers under the Revolving Loan Tranche in question, in an amount not to exceed, without prior Bank approval, (i) $3,000,000.00 at any one time, or (ii) $10,000,000.00 in the aggregate (together with all other outstanding Advances for land acquisitions), for the purpose of the acquisition of fee title to real property, provided that Borrowers (i) provide Bank with information about such

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real property as Bank may reasonably request, (ii) execute and deliver to Bank for each acquisition a deed of trust covering the real property acquired, substantially in the form of the Deeds of Trust, granting to Bank a deed of trust first lien on such real property, which deed of trust will be cross-defaulted and cross-collateralized with the Deeds of Trust and other Loan Documents, (iii) cause the Title Company to provide Bank with a Title Policy insuring such deed of trust as a first lien on such real property and containing only such exceptions to title acceptable to Bank, and in an amount and otherwise on terms and conditions reasonably satisfactory to Bank, and (iv) execute and deliver to Bank its proposed disposition plan of such real property which must be reasonably satisfactory to Bank. Any and all real estate assets acquired in whole or part with Advances made under this Section are sometimes referred to as “Section 2.17 Assets”. Notwithstanding anything in this Agreement to the contrary, such Section 2.17 Assets shall, for purposes of this Agreement, be deemed to be included as “Other Collateral”; provided, however, that such Section 2.17 Assets may be designated as part of the “Primary Collateral” by obtaining an Appraisal, an environmental audit, Title Policy and other documents that may be reasonably required by Bank to classify such Section 2.17 Assets as “Primary Collateral”. Advances under the Revolving Loan Tranche for other than the acquisitions of Section 2.17 Assets are not subject to the terms and provisions of this Section 2.17.
2.18    Mandatory Prepayments. Borrowers shall immediately pay to Bank for application to the Loan in accordance with the terms of this Agreement and in accordance with the Release Provisions set forth in Addendum 3, unless otherwise agreed by Bank in writing, the following sums: (i) one-hundred percent (100%) of the Net Proceeds received by or on behalf of any Borrower from the sale of all or any portion of the Mortgaged Property (except to the extent expressly set forth in Addendum 3 attached hereto) or upon the taking by condemnation of all or any portion of the Mortgaged Property (except to the extent expressly set forth in Addendum 3 attached hereto), (ii) one-hundred percent (100%) of the Net Proceeds of MUD Reimbursables, (iii) one-hundred percent (100%) of the Net Proceeds received upon the sale of any Section 2.17 Asset, (iv) one-hundred percent (100%) of the Net Proceeds received from any sale or transfer of any of the Credit Banks (but not any of the Credit Banks which are drawn on by any Borrower to develop the Land) and (v) and one-hundred percent (100%) of the distributions received by any Borrower from any partnership or joint venture which is a Related Party or Subsidiary of any such Borrower, upon the sale by such Related Party or Subsidiary of any real property interest (“Partnership Distributions”).
2.19    Application of Payments. Except as provided in Section 2.20 below, so long as no Event of Default exists, all payments received from any Borrower (including, without limitation, the application of Net Proceeds received from MUD Reimbursables, proceeds received from the sale or transfer of Credit Banks, the application of Net Proceeds from the sale of Section 2.17 Assets, the application of Net Proceeds from the sale of Primary Collateral or Other Collateral or Partnership Distributions, the application of Net Proceeds from the conveyance of Primary Collateral or Other Collateral to a Related Party, and release price proceeds from any other source) shall be applied as follows:
(a)    First, such proceeds shall be applied to pay interest current on the Revolving Note;

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(b)    Second, such proceeds shall be applied to pay interest current on the Letter of Credit Note;
(c)    Third, such proceeds shall be applied to pay interest current on the Construction Note;
(d)    Fourth, such proceeds shall be applied to pay any other sums (other than principal) then due and payable under the Loan;
(e)    Fifth, such proceeds shall be applied to pay the outstanding principal balance then due under the Revolving Note; and
(f)    Sixth, such proceeds shall be applied to pay the outstanding principal balance then due under the Letter of Credit Note; and
(g)    Seventh, such proceeds shall be applied to pay the outstanding principal balance then due under the Construction Note; and
(h)    Eighth, any remaining proceeds after application as above set forth shall be distributed to Borrowers at its discretion.
2.20    Application of Payments. So long as no Event of Default exists, all payments received from any Borrower in connection with partial release of a portion of the Section N Land shall be applied as follows:
(a)    First, such proceeds shall be applied to pay interest current on the Construction Note;
(b)    Second, such proceeds shall be applied to pay interest current on the Letter of Credit Note;
(c)    Third, such proceeds shall be applied to pay interest current on the Revolving Note;
(d)    Fourth, such proceeds shall be applied to pay any other sums (other than principal) then due and payable under the Loan;
(e)    Fifth, such proceeds shall be applied to pay the outstanding principal balance then due under the Construction Note; and
(f)    Sixth, such proceeds shall be applied to pay the outstanding principal balance then due under the Letter of Credit Note; and
(g)    Seventh, such proceeds shall be applied to pay the outstanding principal balance then due under the Revolving Note; and
(h)    Eighth, any remaining proceeds after application as above set forth shall be distributed to Borrowers at its discretion.

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2.21    Construction Loan Advances. In addition to the provisions of this Section 3, any Advance for proceeds of the Construction Loan Tranche must comply with the terms and conditions of Construction Loan Addendum attached hereto as Addendum 4.

SECTION 3.	LETTERS OF CREDIT
3.1    Letters of Credit. Subject to the terms and conditions of this Agreement and the other Loan Documents, Borrowers may, prior to the Maturity Date, request Bank to issue one or more Letters of Credit under and as part of the Letter of Credit Tranche, provided that the conditions to the issuance of Letters of Credit herein are satisfied. In no event shall the Letter of Credit Liabilities ever exceed the amount of the Letter of Credit Tranche; and the sum of (i) the outstanding principal balance of the Letter of Credit Note and (ii) any Letter of Credit Liabilities, shall not ever exceed the Maximum Loan Amount applicable to the Letter of Credit Tranche as set forth in the definition of Maximum Loan Amount. Letters of Credit may be issued for business purposes reasonably approved by Bank. As of the date hereof, Letters of Credit in the face amount of $2,933,076.80 have been issued under and are outstanding pursuant to this Agreement.
3.2    Conditions to Letters of Credit. The issuance of each Letter of Credit shall be subject to the following conditions:
(a)    such Letter of Credit and any amounts to be disbursed or advanced under such Letter of Credit shall be used only for the same purposes as allowed for Advances under the Loan, as set forth in Section 2.4 of Addendum 2 of the Loan Agreement;
(b)    after taking into account any such Letter of Credit, the sum of (i) the then existing Letter of Credit Liabilities, plus (ii) the then outstanding principal balance of the Letter of Credit Note, does not (and shall at no time) exceed the Maximum Loan Amount applicable to the Letter of Credit Tranche. Accordingly, the amount of all Letter of Credit Liabilities, if any, shall reduce the amount available for the issuance of Letters of Credit under the Letter of Credit Tranche;
(c)    the expiration date of such Letter of Credit is not more than six (6) months after the maturity date of the Note;
(d)    such Letter of Credit shall be classified as a “Standby” Letter of Credit in accordance with applicable laws and regulations applicable to Bank and in accordance with the Bank’s customary practices at such times for reporting to regulatory authorities;
(e)    the issuance of such Letter of Credit will be in compliance with all applicable Governmental Requirements and all other applicable restrictions, policies, and guidelines and will not subject Bank to any cost which is not reimbursable by a Borrower under the Loan Documents;
(f)    the form and terms of such Letter of Credit must be acceptable to Bank in its sole discretion;

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(g)    all other conditions in this Agreement to the issuance of such Letter of Credit shall have been satisfied;
(h)    immediately before and after the issuance of such Letter of Credit, no Event of Default or Default shall have occurred and be continuing; and
(i)    the representations and warranties of Borrowers contained in this Agreement and the other Loan Documents shall be true and correct on and as of the date of issuance of such Letter of Credit.
Bank will honor any such request by Borrowers for the issuance of a Letter of Credit if the foregoing conditions (a) through (i) (collectively, the “LC Conditions”) have been met as of the date of issuance of such Letter of Credit. Bank may choose to honor any such request for any other Letter of Credit but has no obligation to do so and may refuse to issue any other requested Letter of Credit for any reason which Bank in its sole discretion deems relevant.
3.3    Requesting Letters of Credit. Borrowers must make written application for any Letter of Credit at least five (5) Business Days before the date on which Borrowers desire for Bank to issue such Letter of Credit. By making any such written application, Borrowers shall be deemed to have represented and warranted that the LC Conditions will be met as of the date of issuance of such Letter of Credit. Two (2) Business Days after the LC Conditions have been met (or if Bank otherwise desires to issue such Letter of Credit), Bank will issue such Letter of Credit at Bank’s office in Dallas, Texas. If any provisions of any LC Application conflict with any provisions of this Agreement, the provisions of this Agreement shall govern and control.
3.4    Reimbursement and Participations.
(a)    Reimbursement by Borrowers. Each Matured L/C Obligation shall constitute an Advance under the Loan and the Letter of Credit Note. To the extent the same has not been repaid to Bank (with the proceeds of an Advance under the Loan or otherwise), Borrowers promise to pay to Bank, or to Bank’s order, on demand, (i) the full amount of each Matured L/C Obligation, whether such obligation accrues before or after the Maturity Date, together with (ii) interest thereon at a rate per annum equal to the “Applicable Interest Rate” (as such term is defined in the Letter of Credit Note) until repaid in full; provided that after the Maturity Date or following a Default or an Event of Default under this Agreement or the other Loan Documents, such interest shall accrue at the Default Rate.
(b)    Letter of Credit Advances. If the beneficiary of any Letter of Credit makes a draft or other demand for payment thereunder, then Borrowers may, during the interval between the making thereof and the honoring thereof by Bank, request Bank to make an Advance under the Revolving Note to Borrowers in the amount of such draft or demand, which Advance shall be made concurrently with Bank’s payment of such draft or demand and shall be immediately used by Bank to repay the amount of the resulting Matured L/C Obligation. Such a request by Borrowers shall be made in compliance with all of the provisions hereof.

{PH005695.1}    Addendum 2, Page14

(c)    Letter of Credit Fees. In consideration of Bank’s issuance of any Letter of Credit, Borrowers agree to pay to Bank a letter of credit fee at a rate equal to two percent (2.0%) per annum. Each such fee will be, calculated based on the term and face amount of such Letter of Credit and the above applicable rate and will be payable upon issuance. In no event shall the issuance fee be less than $500.00 for any Letter of Credit.
3.5    No Duty to Inquire.
(a)    Drafts and Demands. Bank is authorized and instructed to accept and pay drafts and demands for payment under any Letter of Credit without requiring, and without responsibility for, any determination as to the existence of any event giving rise to said draft, either at the time of acceptance of payment or thereafter. Bank is under no duty to determine the proper identity of anyone presenting such a draft or making such a demand (whether by tested telex or otherwise) as the officer, representative or agent of any beneficiary under any Letter of Credit, and payment by Bank to any such beneficiary when requested by any such purported officer, representative or agent is hereby authorized and approved. Borrowers agree to hold Bank harmless and indemnified against any liability or claim in connection with or arising out of the subject matter of this section, WHICH INDEMNITY SHALL APPLY WHETHER OR NOT ANY SUCH LIABILITY OR CLAIM IS IN ANY WAY OR TO ANY EXTENT OWED, IN WHOLE OR IN PART, UNDER ANY CLAIM OR THEORY OF STRICT LIABILITY, OR ARE CAUSED, IN WHOLE OR IN PART, BY ANY NEGLIGENT ACT OR OMISSION OF ANY KIND BY BANK, provided only that Bank shall not be entitled to indemnification for that portion, if any, of any liability or claim which is approximately caused by its own individual gross negligence or willful misconduct, as determined in a final judgment.
(b)    Extension of Letter of Credit Maturity. If the maturity of any Letter of Credit is extended by its terms or by applicable law or governmental action, if any extension of the maturity or time for presentation of drafts or any other modification of the terms of any Letter of Credit is made at the request of Borrowers, or if the amount of any Letter of Credit is increased at the request of Borrowers, this Agreement shall be binding upon Borrowers with respect to such Letter of Credit as so extended, increased or otherwise modified, with respect to drafts and property covered thereby, and with respect to any action taken by Bank, or Bank’s correspondents in accordance with such extension, increase or other modification.
(c)    Transferees of Letters of Credit. If any Letter of Credit provides that it is transferable, Bank shall have no duty to determine the proper identity of anyone appearing as transferee of such Letter of Credit, nor shall Bank be charged with responsibility of any nature or character for the validity or correctness of any transfer or successive transfers, and payment by Bank to any purported transferee or transferees as determined by Bank is hereby authorized and approved, and Borrowers further agree to hold Bank harmless and indemnified against any liability or claim in connection with or arising out of the foregoing, WHICH INDEMNITY SHALL APPLY WHETHER OR NOT ANY SUCH LIABILITY OR CLAIM IS IN ANY WAY OR TO ANY EXTENT OWED, IN WHOLE OR IN PART, UNDER ANY CLAIM OR THEORY

{PH005695.1}    Addendum 2, Page15

OF STRICT LIABILITY, OR ARE CAUSED, IN WHOLE OR IN PART, BY ANY NEGLIGENT ACT OR OMISSION OF ANY KIND BY BANK, provided only that Bank shall not be entitled to indemnification for that portion, if any, of any liability or claim which is proximately caused by its own individual gross negligence or willful misconduct, as determined in a final judgment.
3.6    LC Collateral.
(a)    Acceleration of Letter of Credit Liabilities. On the Maturity Date, or if the Loan becomes immediately due and payable pursuant to the Loan Documents, then, unless Bank otherwise specifically elects to the contrary, all Letter of Credit Liabilities shall become immediately due and payable without regard to whether or not actual drawings or payments on the Letters of Credit have occurred, and Borrowers shall be obligated to return all original Letters of Credit to Bank and pay to Bank immediately an amount equal to the aggregate Letter of Credit Liabilities which are then outstanding (taking into account the actual return to Bank of any original outstanding Letters of Credit). All amounts so paid shall first be applied to Matured L/C Obligations and the remainder will be held by Bank as security for the remaining Letter of Credit Liabilities (all such amounts held as security for Letter of Credit Liabilities being herein collectively called “LC Collateral”) until such Letter of Credit Liabilities become Matured L/C Obligations, at which time such LC Collateral shall be applied to such Matured L/C Obligations, and any remaining amounts after the repayment of all Matured L/C Obligations and Indebtedness shall be returned to Borrowers.
(b)    Investment of LC Collateral. Pending application thereof, all LC Collateral shall be invested by Bank in such investments as Bank may elect. All interest on such investments shall be reinvested or applied to Matured L/C Obligations. When all indebtedness evidenced by the Note and all Letter of Credit Liabilities have been satisfied in full, all Letters of Credit have expired or been terminated, and all of Borrowers’ reimbursement obligations in connection therewith have been satisfied in full, Bank shall release any remaining LC Collateral. Borrowers hereby assign and grant to Bank a continuing security interest in all LC Collateral, all investments purchased with such LC Collateral, and all proceeds thereof to secure its Matured L/C Obligations and its obligations under this Agreement, the Note and the other Loan Documents. Borrowers further agree that Bank shall have all of the rights and remedies of a secured party under the Uniform Commercial Code as adopted in the State of Texas with respect to such security interest and that an Event of Default under this Agreement shall constitute a default for purposes of such security interest.
(c)    Payment of LC Collateral. When Borrowers are required to provide LC Collateral for any reason and fails to do so on the day when required, Bank may without notice to Borrower provide such LC Collateral (whether by transfers from other accounts maintained with Bank or otherwise) using any available funds of Borrower.

{PH005695.1}    Addendum 2, Page16

ADDENDUM 3
RELEASE PROVISIONS
(Terms used with initial capital letters in this Addendum 3 that are not specifically defined in this Agreement shall have the meanings ascribed to them in the Deeds of Trust.)
1.    Release Prices.
(a)    Primary Collateral. The Partial Release Price for Primary Collateral shall be as follows: The payment to Bank of a Partial Release Price equal to one hundred percent (100%) of the Net Proceeds, which Net Proceeds shall in no event be less than (i) eighty-five percent (85%) of the discounted appraised value (hereinafter referred to as “Appraised Value”) of that portion of the Primary Collateral other than Developed Lots which is being released and (ii) with respect to that portion of the Primary Collateral consisting of Developed Lots, one hundred percent (100%) of the discounted Appraised Value of that portion of the Primary Collateral for each Developed Lot being released. As of the date of this Agreement, Bank and Borrower have not yet established the Appraised Values. Until such time as Bank and Borrower have established the Appraised Values, the “Appraised Values” will be the values reasonably determined by Bank based on prior appraisals approved by Bank.
(b)    Other Collateral. The Partial Release Price for Other Collateral shall be as follows: The payment to Bank of a Partial Release Price equal to one hundred percent (100%) of the Net Proceeds, which Net Proceeds shall in no event be less than eighty-five percent (85%) of the assigned value (hereinafter referred to as “Assigned Value”) established by Bank and Borrowers for each of the Tracts of Other Collateral, which value shall (i) be established based on values for similar properties which have been appraised as part of the Primary Collateral, and (ii) be determined on a per square foot basis. As of the date of this Agreement, Bank and Borrower have not yet established the Assigned Values. Until such time as Bank and Borrower have established the Assigned Values, the “Assigned Values” will be the values reasonably determined by Bank based on prior appraisals approved by Bank.
(c)    MUD Reimbursables, Credit Banks, Etc.. The Partial Release Price for MUD Reimbursables, Credit Banks, notes receivable, accounts receivable and Partnership Distributions (as defined in Section 2.18 of Addendum 2 hereof) shall be equal to one hundred percent (100%) of the Net Proceeds.
(d)    Related Party Sales. The foregoing notwithstanding, the Partial Release Price for Primary Collateral or Other Collateral for sale to a Related Party shall be as follows: The payment of a Partial Release Price equal to one hundred percent (100%) of all cash proceeds received by Borrowers, which cash proceeds shall in no event be less than the greater of (i) fifty percent (50%) of the Appraised Value for Primary Collateral or fifty percent (50%) of the Assigned Value for Other Collateral, as applicable, of the Primary Collateral or Other Collateral being released; or (ii) fifty percent (50%) of the gross sales price paid by the Related Party. The gross sales price (i.e., cash proceeds and all other

Addendum 3, Page1

considerations) for the sale to the Related Party will not be less than eighty-five percent (85%) of the applicable Appraised Value or Assigned Value.
(f)    Bank Financed Projects. The foregoing notwithstanding, no release price will be required for the release of either Primary Collateral or Other Collateral from the lien of the Deeds of Trust in the event such Primary Collateral or Other Collateral is the subject of additional project financing by Bank pursuant to a separate loan between any Loan Party and Bank, and only so long as (i) in connection with such loan, Bank has a priority lien and security interest in such Primary Collateral or Other Collateral securing repayment of such loan (subject only to Liens in favor of Bank), (ii) such Loan Party owns 100% of the Primary Collateral or Other Collateral which is the subject of such separate loan, and any and all equity in the project is funded solely by Borrowers without any third-parties having any ownership or equity interest therein, (iii) such loan is cross-defaulted and cross collateralized with the Loan to the extent required by Bank; and (iv) any ownership interest of any Borrower in a Related Party into which Primary Collateral or Other Collateral has been transferred will, if required by Bank, be assigned to Bank as security for the Indebtedness, and each Borrower agrees to execute and deliver to Bank an Assignment of Partnership Interest in such form and content as Bank may require. If the Land sought to be released as provided above is Primary Collateral, then such Primary Collateral shall be removed from the borrowing base (i.e., such Primary Collateral shall be removed from the Borrowing Base Limitation calculations for purposes of determining the Maximum Loan Amount allowed hereunder). Except as modified hereby, all of the release provisions (including, without limitation, the provisions requiring payment of a release price) as set forth in the Loan Agreement will continue to apply with respect to any release of Primary Collateral or Other Collateral.
2.    Release Conditions. Notwithstanding anything contained herein to the contrary, the location and configuration of the tract or tracts, requested to be released (herein called “Tract” or “Tracts”) shall be reasonably satisfactory to Bank and no Partial Release shall result in any remaining Tract being without access to a public street (which may be via a private drive or private street providing perpetual means of access). Any and all Partial Releases shall be in accordance with the following procedures:
(a)    Borrowers’ request for a Partial Release shall be given to Bank and accompanied by (i) the legal description of the Tract or Tracts to be released, together with a draft closing statement prepared for the proposed sale; (ii) information necessary to process the request for Partial Release, including whether the property to be released is Primary Collateral or Other Collateral and whether it is being sold to a Related Party; (iii) any appraisal reconciliation of value information as may be required by Bank, together with a reimbursement of the cost of same, which cost shall not exceed $750.00; and (iv) the name and address of the title company, if any, to whose attention the Partial Release Instrument (as hereinafter defined) should be directed, numbers that should be referenced (order number, loan number, etc.) and the date when such Partial Release is to be made. Borrowers shall also specify the name and address of the prospective purchaser and the intended use of the or Tract to be released and shall

Addendum 3, Page2

supply such other documents and information concerning such Partial Release as Bank may reasonably request.
(b)    Within five (5) days after receipt of such request, and in accordance with and pursuant to the terms and conditions of this Addendum 3 and the other applicable provisions of this Agreement, Bank shall execute an instrument effecting such Partial Release (“Partial Release Instrument”) and deliver same to the title company so specified; provided that all costs and expenses of Bank associated with such Partial Release (including, but not limited to, reasonable legal fees) shall be paid by Borrowers. Borrowers shall also obtain all title insurance endorsements reasonably required by Bank in connection with such Partial Release.
(c)    The execution and delivery of such Partial Release Instrument shall not affect any of Borrowers’ obligations under the Loan Documents, except that the payment of the Partial Release Price must be actually received by Bank. Regardless of the time such Partial Release is executed, delivered and recorded, the payment made by Borrowers to Bank in respect to such Partial Release shall be credited against the Indebtedness in accordance with the terms of this Agreement only upon receipt by Bank of the Partial Release Price. The Partial Release Instrument shall be delivered, in escrow, by Bank to the title company so designated, to be held, released, delivered and recorded in accordance with Bank’s escrow instructions, which shall require payment, in cash, of the Partial Release Price to Bank prior to delivery and recordation of the Partial Release Instrument.
(d)     The requested partial release shall not result in (i) the principal amount of of the Loan outsanding exceeding the Maximum Loan Amount, (ii) the principal amount of the Loan outstanding under each of the Revolving Loan Tranche and the Construction Loan Tranche exceeding the Maximum Loan Amount with respect to such tranche as set forth in the definition of Maximum Loan Amount or (iii) the principal amount of the Loan outstanding under the Letter of Credit Tranche plus the Letter of Credit Liabilities exceeding the Maximum Loan Amount with respect to the Letter of Credit Tranche as set forth in the definition of Maximum Loan Amount.

Addendum 3, Page3

ADDENDUM 4
CONSTRUCTION LOAN ADDENDUM

SECTION 1.	THE LOAN
1.1    Agreements to Lend. Subject to and upon the terms and conditions of this Agreement and the other Loan Documents, and relying on the representations and warranties made to Bank in this Agreement and the other Loan Documents, Bank agrees to make a portion of the Loan equal to the amount of the Construction Loan Tranche available to Borrower for the construction of the Section N Improvements to the Section N Land. Borrowers agree to borrow and take down the Construction Loan Tranche, subject to and upon the terms and conditions of this Addendum, the rest of this Agreement and the other Loan Documents. All proceeds of the Loan shall be advanced against the Construction Note as provided in this Addendum and the rest of this Agreement and shall be used by Borrowers to pay for Project Costs incurred within the constraints of the Section N Project Budget. The principal amount actually owing on the Construction Note from time to time shall be the aggregate of all advances of Loan proceeds from the Construction Loan Tranche theretofore made by the Bank against the Construction Note less all payments theretofore made on the principal of the Construction Note.
1.2    Non-Waiver and Borrower’s Deposit. No Advance of proceeds from the Construction Loan Tranche shall constitute a waiver of any of the conditions of Bank’s obligations to make further Advances, nor, in the event that Borrowers are unable to satisfy any such condition, shall any such Advance have the effect of precluding Bank from thereafter declaring such inability to be an Event of Default. If at any time Bank shall determine, based on the inspections and reports of the Construction Consultant, that the undisbursed funds available hereunder are insufficient to meet the costs of completing the development of the Section N Property, Bank may refuse to make any additional Advances to Borrowers hereunder until Borrowers shall have deposited with Bank sufficient additional funds (“Borrower’s Deposit”) to cover such deficiency as Bank shall so deem to exist, which funds will be disbursed by Bank to Borrowers pursuant to the terms and conditions hereof as if they constituted a portion of the Construction Loan Tranche. Borrowers agree, upon written demand by Bank, to deposit with Bank any such additional funds. The making of any Advance or part thereof shall not be deemed an approval or acceptance by Bank of the work theretofore done. Bank shall have no obligation to make any Advance or part thereof after the occurrence and continuance of an Event of Default, but shall have the right and option to do so; provided, however, that if Bank elects to make any such Advance, no such Advance shall be deemed to be either a waiver of Bank’s right to demand payment of the debt, or any part thereof, or an obligation to make any other Advance.

SECTION 2.	CONSTRUCTION LOAN REPRESENTATIONS AND WARRANTIES
In addition to Borrowers other Representation and Warranties contained in this Agreement and the other Loan Documents, Borrowers hereby further represent and warrant to and covenant with Bank that:
2.1    Availability of Utilities. All utility and municipal services necessary for the proper operation of the Section N Improvements for their intended purpose are available at the boundary of the Section N Property, including, to the extent necessary, water supply, storm and sanitary sewer facilities, gas, electricity and telephone facilities, or will be available at the Section N Property when constructed or installed as part of the Section N Improvements, and written permission has been or will be obtained from the applicable utility companies or municipalities to connect the Section N Improvements into each of the services. If Borrowers have not already done so, Borrowers shall supply evidence of such permission satisfactory to Bank. All of such utility and municipal services will comply with all Governmental Requirements.
2.2    Intentionally Omitted.
2.3    Building Permits. All zoning, utility, building, health and operating permits required for the construction and operation of the Section N Improvements have been obtained or will be obtained prior to time required by any applicable Governmental Authority with respect to the construction of the Section N Improvements. Borrowers shall deliver copies of such permits to Bank if Borrowers have not already done so.
2.4    Compliance with Laws and Restrictions. Borrowers has examined, are familiar with, and are able to comply with all applicable Governmental Requirements and covenants, restrictions, easements and other encumbrances affecting the Section N Property, compliance with which is necessary for completion of the Section N Improvements in substantial conformance with the Plans and Specifications.
2.5    Construction Contracts. Borrowers have entered into no contracts or agreements with third parties (either written or oral) providing for the furnishing of labor or materials to be used in the construction or installation of the Section N Improvements, other than the Construction Contracts which have been or will be collaterally assigned to Bank pursuant to this Agreement. True and complete copies of all Construction Contracts have been or will be delivered to Bank. Borrowers will not enter into any such contracts or agreements in the future, except in such form and upon such terms as shall be approved in advance and in writing by Bank.
2.6    No Prior Work. No work or construction has been commenced on the Section N Land and no materials have been delivered to the Section N Land which could, in either case, result in the imposition of a mechanic’s or materialmen’s lien on the Section N Property prior to or on parity with the lien and security interest created by the Deeds of Trust.
2.7    Sufficiency of Funds. Sufficient funds are available to Borrowers in addition to proceeds of the Loan to pay all Project Costs. Upon request of Bank, Borrowers shall demonstrate to Bank that such funds are available.

SECTION 3.	CONSTRUCTION COVENANTS
In addition to Borrowers’ covenants contained elsewhere in this Agreement and the other Loan Documents, Borrowers hereby further covenant and with Bank as follows:

3.1    Builder’s Risk Insurance. In addition the other insurance coverages required by this Agreement and the other Loan Documents, Borrowers shall obtain and maintain Builder’s completed value risk and such other hazard insurance as Bank may reasonably require against all risks of physical loss including collapse and transit coverage, with deductibles not to exceed an amount approved by Bank, with noncontributing mortgagee clauses and standard subrogation clauses and a mortgagee’s loss payable endorsement making loss payable to Bank. Such insurance shall be in an amount covering the total value of work performed and equipment, supplies and materials furnished and shall be in such form and provided by such companies as shall be reasonably acceptable to Bank. The originals of the policies evidencing such insurance (together with appropriate endorsements thereto, evidence of payment of premiums thereon and written agreement by the insurer or insurers therein to give Bank thirty (30) days prior written notice of modification or intention to cancel) shall be promptly delivered to Bank. Such insurance coverage shall be kept in full force by Borrowers at all times until the completion of construction of the Section N Improvements.
3.2    Project Budget and Application of Loan Proceeds. The Project Budget includes all Project Costs (as defined below) as “uses of funds”, including a category for contingencies, and designates all “sources of funds”, including proceeds of the Construction Loan Tranche. The Project Budget shall specify the projections and assumptions used to determine the Project Costs. Borrowers agrees to give Bank prompt written notice of any changes that should be made in the Project Budget to cause the same to accurately and realistically represent the amount and timing of the sources and uses of funds for the Section N Property. In addition, Bank may notify Borrowers that, in Bank’s reasonable judgment, changes need to be made in the Project Budget. If, after consultation and consideration of the view of Borrowers and supporting documentation, Borrowers and Bank do not agree as to what modifications need to be made in the Project Budget, the determination of Bank shall govern. Borrowers shall use the proceeds of the Construction Loan Tranche solely for the purpose of paying for the Project Costs as set forth in the Project Budget and shall in no event use any of the Loan proceeds for any other purpose.
3.3    Construction Documents. If Borrowers have not already done so, Borrowers shall deliver to Bank a copies of all Construction Contracts executed by a Borrower and a contractor, architect or engineer and executed copies of any other contracts by Borrowers and architects or engineers. Borrowers shall also furnish Bank with a complete list of all persons, firms or entities which the contractor proposes to engage to furnish labor or materials in constructing the Section N Improvements and shall furnish Bank with true copies of all written agreements (including contracts, subcontracts and purchase orders) therefor and the terms of all verbal agreements therefor. All such contracts shall be in form and content reasonably satisfactory to Bank. If, in the reasonable judgment of Bank, such contracts and subcontracts do not cover all of the work necessary for completion of construction of the Section N Improvements, Borrowers shall obtain firm bids from responsible parties, or estimates and other information satisfactory to Bank, for the work not so covered, to enable Bank to ascertain the total estimated cost of all work done and to be done.
3.4    Construction Contracts. Borrowers shall (i) not voluntarily permit a default under the terms of the Construction Contracts, (ii) waive none of the material obligations of the contractor thereunder, (iii) do no act which would relieve contractor from its obligations to construct the Section N Improvements according to the Plans and Specifications, and (iv) make no amendments to, or change orders with respect to, the Construction Contracts, without the prior written consent of Bank except as permitted by Section 4.2 below.
3.5    Construction Status Reports. Borrowers shall also submit to Bank from time to time, if requested by Bank, a status report concerning construction of the Section N Improvements, containing such information as Bank may reasonably request, including but not limited to: the latest total projected cost of construction; a description of all contracts let or to be let by Borrowers for the design, engineering, construction and equipping of the Section N Improvements, setting forth the name or names of the contractor or contractors, the date of the contracts and of any supplements or amendments thereto, the scope of the work covered thereby, and the aggregate amounts payable to the contractors thereunder; and a statement whether such contract or contracts embrace all of the work required to be done and all of the material necessary for completion of construction, and, if not, setting forth sufficient information to enable Bank to determine the estimated cost of any work or materials not so covered.
3.6    Construction Schedule. Borrowers shall furnish a construction schedule to Bank showing the timing of construction of the Section N Improvements with a breakdown by trade, if Borrowers have not already done so.
3.7    Commencement and Completion of Construction. Borrowers shall not cause or permit the commencement of construction of the Section N Improvements or delivery of materials to the Section N Land until after the Deeds of Trust have been filed for recording with the county clerk of the county where the Section N Land is located and Borrowers have obtained all requisite permits and approvals from Governmental Authorities and all approvals from any other entity required for construction of the Section N Improvements. Borrowers shall commence construction of the Section N Improvements promptly after satisfaction of the conditions of this Section 3.7 and shall diligently pursue construction of the Section N Improvements to completion on or before the Completion Date, supplying such moneys and performing such duties as is necessary to complete the construction of the Section N Improvements pursuant to and in conformity with the Plans and Specifications, in accordance with good building practice and in full compliance with all terms and conditions of the Loan Documents. Borrowers shall cause such completion to be accomplished without liens, claims or assessments (actual or contingent) asserted against the Section N Property for any material, labor or other items furnished in connection therewith, and in full compliance with all applicable Governmental Requirements. Borrowers shall provide to Bank upon request evidence of satisfactory compliance with all of the foregoing.
3.8    Evidence Regarding Commencement of Construction. Borrowers shall furnish Bank with evidence required by Bank, which may include but may not be limited to photographic evidence or an affidavit executed by the Construction Consultant or by another person approved by Bank, that at the time and immediately after the recordation of the Deeds of Trust there was no commencement of construction of improvements (as that term is defined in § 53.001(2) of the Texas Property Code) on the Section N Land or delivery of materials (as that term is defined in § 53.001(4) of the Texas Property Code) to the Section N Land, including without limitation the demolition or removal of any preexisting improvement, site work, clearing, grading, the drilling of test holes, the excavation for or the laying of the foundation of any building or structure and the delivery of any lumber or other building materials, equipment, tools or fuel, whether or not intended to be incorporated in the construction of improvements.
3.9    Affidavit of Commencement of Construction. Borrowers and the contractor shall jointly file an Affidavit of Commencement of construction using a form satisfactory to Bank with the county clerk of the county in which the Section N Land is located not later than the thirtieth day after the date of actual commencement of construction of the Section N Improvements or delivery of materials to the Land. Such affidavit shall contain the information required by § 53.124(c) of the Texas Property Code, shall not be filed prior to approval thereof in writing by Bank and shall be filed showing a date of commencement of construction which is after the filing of the Deeds of Trust with the county clerk of the county where the Section N Land is located.
3.10    Right of Bank to Inspect Section N Property. Borrowers shall permit Bank and its representatives and agents (including the Construction Consultant) to enter upon the Section N Property monthly to inspect the Section N Improvements and all materials to be used in the construction thereof and all books, records, contracts, statements, invoices, bills, plans and specifications, shop drawings, appraisals, title and other insurance, reports, lien waivers, initial surveys, footing or foundation surveys, architect’s certificates, and all other instruments and documents of any kind relating to the construction, leasing and operation of the Section N Improvements; shall cooperate and cause the architect, engineers and contractor to cooperate with Bank and its representatives and agents during such inspections and shall maintain all of the foregoing for such inspections; shall permit the photographing of any portions of the Section N Property or any materials thereon; provided, however, nothing in this Agreement shall be construed to impose upon Bank any duty or obligation whatsoever to undertake such inspections, to correct any defects in the Section N Improvements or to notify any person with respect thereto.
3.11    Correction of Defects. Borrowers shall promptly correct any structural or other significant defect in the Section N Improvements or any departure from the Plans and Specifications not previously approved by Bank and any violation of any Governmental Requirements.
3.12    Off‑Site Work. To the extent required by the Plans and Specifications, Borrowers shall promptly commence and complete any off‑site improvements (including public streets, walks and like areas adjoining the Section N Improvements) as required and provide any utilities and other facilities required, all in accordance with Governmental Requirements. Unless otherwise provided herein or in other Loan Documents, such off‑site improvements shall be deemed part of the work of construction of the Section N Improvements. Borrowers expressly agree to indemnify Bank and to hold Bank harmless against any claim of surety furnishing a bond for such work to the Governmental Authorities having jurisdiction, whether such claims be founded upon existing or future liability, and whether such liability be expressed or implied.
3.13    Storage of Materials. Borrowers shall cause all materials supplied for or intended to be used in the construction of the Section N Improvements but not affixed to or incorporated into the Section N Property to be stored on the Section N Land or in a third-party bonded warehouse acceptable to Bank, with adequate safeguards to prevent loss, theft, damage or commingling with other materials not intended to be used in the construction of the Section N Improvements; provided, further, (i) Borrowers shall give Bank prior notice of the off-site storage of any materials and (ii) any materials stored must be incorporated within 45 days after receipt of Loan proceeds from Bank to pay for such materials, unless such date is extended in writing by Bank.
3.14    Vouchers. Borrowers shall deliver to Bank, upon request, any contracts, bills of sale, statements, receipted vouchers or agreements under which Borrowers claims title to any materials, fixtures or articles incorporated in the Section N Improvements or otherwise subject to the lien of the Deeds of Trust.
3.15    Liens. Borrowers shall not install nor otherwise incorporate in the Section N Improvements any materials, equipment or fixtures under any conditional sales agreements or security agreement whereby the right is reserved or accrued to anyone to remove or repossess any such items. Borrowers shall not cause or permit any lien or claim for lien for any labor or material to be filed or to become valid or effective against the Section N Property; provided, however, that the existence of any unperfected and unrecorded mechanic’s lien shall not constitute a violation of this Section if payment is not yet due for the work giving rise to the lien. Notwithstanding the foregoing, Borrowers may in good faith, by appropriate proceedings, contest the validity, applicability or amount of any asserted mechanic’s or materialmen’s lien and pending such contest Borrowers shall not be deemed in default hereunder if Borrowers provide Bank with security reasonably satisfactory to Bank (which may include, at Bank’s option, an indemnity bond complying with the requirements of Tex. Property Code §§ 53.171 et. seq.) and if Borrowers promptly causes to be paid any amount adjudged by a court of competent jurisdiction to be due, with all costs and interest thereon, promptly after such judgment; provided, however, that in any event each such contest shall be concluded and the lien, interest and costs shall be paid, bonded around or otherwise no later than thirty (30) days after the completion of construction of the Section N Improvements.
3.16    Construction Consultant. Borrowers shall cooperate with the Construction Consultant and shall cause the Architect, engineers, contractor and the employees of each of them to cooperate with the Construction Consultant and, upon request, shall furnish the Construction Consultant whatever he may consider necessary or useful in connection with the performance of his duties including but not limited to permits, subcontracts, purchase orders, lien waivers and other documents relating to the construction of the Section N Improvements. Borrowers acknowledge that the duties of the Construction Consultant run solely to Bank and that the Construction Consultant shall have no obligations or responsibilities whatsoever to Borrowers, the architect, engineers, contractor or to any of their respective agents or employees.
3.17    Intentionally Omitted.
3.18    Sign Regarding Construction Financing. Borrowers shall include on any sign erected at or near the Section N Improvements setting forth the names of the contractor or any subcontractors of the construction of the Section N Improvements a statement in conspicuous lettering that construction financing is being provided by Bank, all to the reasonable satisfaction of Bank. If such sign is not erected, Borrowers shall, upon request by Bank, erect and maintain on a suitable site on the Section N Property a sign indicating that construction financing is being provided by Bank, all to the reasonable satisfaction of Bank.
3.19    Assignment of Licenses and Permits. Borrowers shall not assign or transfer any of its interest in any licenses and permits pertaining to the Section N Property, or assign, transfer, or remove or permit any other person to assign, transfer, or remove any records pertaining to the Section N Property without Bank’s prior written consent, which consent may be granted or refused in Bank’s sole discretion.
3.20    Completion of the Improvements after Event of Default. Bank shall have the right, upon the occurrence of and during the continuance of an Event of Default, in addition to any rights or remedies available to it under all other Loan Documents, to enter into possession of that portion of the Mortgaged Property upon which the Section N Improvements are being constructed and perform any and all work and labor necessary to complete the Section N Improvements in accordance with the Plans and Specifications. All amounts so expended by Bank shall be deemed to have been disbursed to Borrowers as Loan proceeds and secured by the Deeds of Trust. For this purpose, effective automatically upon and at all times during the continuance of an Event of Default, Borrowers hereby constitute and appoint (which appointment is coupled with an interest and is therefore irrevocable) Bank as Borrowers’ true and lawful attorney‑in‑fact, with full power of substitution to complete the Section N Improvements in the name of Borrowers, and hereby empowers Bank, acting as Borrowers’ attorney‑in‑fact, as follows: to use any funds of Borrowers, including any balance which may be held in escrow, any Borrower’s Deposit and any funds which may remain unadvanced hereunder, for the purpose of completing the Section N Improvements in the manner called for by the Plans and Specifications; to make such additions and changes and corrections in the Plans and Specifications which shall be necessary or desirable to complete the Section N Improvements in the manner contemplated by the Plans and Specifications; to continue all or any existing construction contracts or subcontracts; to employ such contractors, subcontractors, agents, design professionals and inspectors as shall be required for said purposes; to pay, settle or compromise all existing bills and claims which are or may be liens, or may be necessary or desirable for the completion of the work or the clearing of title; to execute all the applications and certificates in the name of Borrowers which may be required by any construction contract; and to do any and every act with respect to the construction of the Section N Improvements which Borrowers could do in Borrowers’ own behalf. Bank, acting as Borrowers’ attorney‑in‑fact, shall also have power in such an event to prosecute and defend all actions or proceedings in connection with the Mortgaged Property and to take such action and require such performance as is deemed necessary.

SECTION 4.	PLANS AND SPECIFICATIONS
4.1    Plans and Specifications. If Borrowers have not already done so, Borrowers shall furnish to Bank for Bank’s approval (which approval shall be subject to such conditions and qualifications as Bank in its sole and absolute discretion may prescribe) the Plans and Specifications for construction of the Section N Improvements, which include engineering plans, complete architectural plans, specifications and work drawings, projected costs and related information, site plans, any proposed plat dedications and any proposed development restrictions and conditions. Borrowers shall also furnish Bank with a detailed listing of the Plans and Specifications and all requisite building permits authorizing construction of the Section N Improvements. All Plans and Specifications and the Section N Improvements constructed in accordance therewith must comply with all applicable restrictive covenants and Governmental Requirements and all standards and regulations of appropriate supervising boards of fire underwriters and similar agencies. The Plans and Specifications, as approved by Bank, shall not be modified or supplemented in any respect without the prior written approval of Bank pursuant to Section 4.2 hereof except as otherwise expressly permitted in Section 4.2 hereof.
4.2    Changes in Plans. All requests for approval of changes in the Plans and Specifications must be in writing, signed by Borrowers, and shall be conditioned upon approval by Bank, which approval shall be subject to such conditions and qualifications as Bank in its sole and absolute discretion may prescribe. Notwithstanding the foregoing, Bank’s approval shall not be required if all of the following conditions are satisfied:
(a)    No one such change increases the cost of construction by more than $100,000;
(b)    The aggregate of all of such changes does not increase the cost of construction by more than $250,000;
(c)    such changes do not extend and are not likely to extend materially (in the judgment of Bank) the time for completion of the Section N Improvements beyond the Completion Date; and
(d)    At the end of each month Borrowers submit to Bank copies of all change orders effecting such changes made in such month.
4.3    Assignment of Construction Contract. Borrowers, as additional security for the payment and performance of the covenants, agreements and obligations of Borrowers to Bank arising under this Agreement and under all of the Loan Documents, hereby grants a security interest in, and sells, transfers, assigns and sets over, to Bank, its successors and assigns, all of Borrower's title and interest in and to, and Borrower's rights, benefits and privileges under, each Construction Contract upon the following terms and conditions:
(a)    Borrowers represent and warrant that the copy of each Construction Contract the Borrowers have furnished or will furnish to Bank is or will be (as applicable) a true and complete copy thereof, including all amendments thereto, if any, and that Borrowers’ interest therein is not subject to any claim, setoff or encumbrance.
(b)    Neither this assignment nor any action by Bank shall constitute an assumption by Bank of any obligations under any Construction Contract, and Borrowers shall continue to be liable for all obligations of Borrowers thereunder, Borrowers hereby agreeing to perform all of its obligations under each Construction Contract. Borrowers agree to indemnify and hold Bank harmless against and from any loss, cost, liability or expense (including attorneys' fees) resulting from any failure of Borrowers to so perform.

(c)    Bank shall have the right at any time (but shall have no obligation) to take in its name or in the name of Borrowers such action as Bank may at any time determine to be reasonably necessary or advisable to cure any default by Borrowers under any Construction Contract or to protect the rights of Borrowers or Bank thereunder. Bank shall incur no liability if any action so taken by it or in its behalf shall prove to be inadequate or invalid, and Borrowers agree to indemnify and hold Bank harmless against and from any loss, cost, liability or expense (including reasonable attorneys' fees) incurred in connection with any such action.
(d)    Effective automatically upon and at all times during the continuance of an Event of Default, Borrowers hereby irrevocably constitutes and appoints Bank as Borrowers’ attorney‑in‑fact, in Borrowers’ or Bank’s name, to enforce all rights of Borrowers under each Construction Contract. Such appointment is coupled with an interest and is therefore irrevocable.
(e)    Prior to the occurrence of an Event of Default, Borrowers shall have the right to exercise its rights as owner under each Construction Contract, provided that Borrowers shall not cancel or amend any Construction Contract or do or suffer to be done any act which would impair the security constituted by this assignment without the prior written consent of Bank.
(f)    This assignment shall inure to the benefit of Bank and its successors and assigns, any purchaser upon foreclosure of the Deed of Trust, any receiver in possession of the Mortgaged Property and any entity affiliated with Bank which assumes Bank’s rights and obligations under this Agreement.
4.4    Assignment of Plans. Borrowers, as additional security for the payment and performance of the covenants, agreements and obligations of Borrowers to Bank arising under this Agreement and under all of the Loan Documents, hereby grants a security interest in, and sells, transfers, assigns and sets over, to Bank, its successors and assigns, all of Borrowers’ title and interest in and to, and Borrowers’ rights, benefits and privileges under, the Plans and Specifications and hereby represents and warrants to and agrees with Bank as follows:
(a)    Each schedule of the Plans and Specifications delivered or to be delivered to Bank is and shall be a complete and accurate description of the Plans and Specifications.
(b)    The Plans and Specifications are and shall be complete and adequate for the construction of the Section N Improvements and there have been no modifications thereof except as described in such schedule. Subject to the terms of Addendum 4, the Plans and Specifications shall not be modified without the prior written consent of Bank.
(c)    Bank may use the Plans and Specifications for any purpose relating to the Section N Improvements, including inspections of construction and the completion of the Section N Improvements.
(d)    Bank’s acceptance of this assignment shall not constitute approval of the Plans and Specifications by Bank. Bank has no liability or obligation in connection with the Plans and Specifications and no responsibility for the adequacy thereof or for the construction of the Section N Improvements contemplated by the Plans and Specifications. Bank has no duty to inspect the Section N Improvements, and if Bank should inspect the Section N Improvements, Bank shall have no liability or obligation to Borrowers or any other party arising out of such inspection. No such inspection nor any failure by Bank to make objections after any such inspection shall constitute a representation by Bank that the Section N Improvements are in accordance with the Plans and Specifications or any other requirement or constitute a waiver of Bank’s right thereafter to insist that the Section N Improvements be constructed in accordance with the Plans and Specifications or any other requirement.
This assignment shall inure to the benefit of Bank and its successors and assigns, any purchaser upon foreclosure of the Deed of Trust, any receiver in possession of the Mortgaged Property and any entity affiliated with Bank which assumes Bank’s rights and obligations under this Agreement.

SECTION 5.	CONSTRUCTION LOAN TRANCHE DISBURSEMENTS
In addition to the requirements for an Advance contained in Addendum 2, any Request for Advance of Loan proceeds from the Construction Loan Tranche must comply with the provisions of this Section 5.
5.1    Disbursement Procedure. Subject to the conditions set forth in Section 6 of this Addendum 3 and the other provisions of this Agreement, disbursement of the proceeds of the Construction Loan Tranche shall be made by Bank to Borrowers:
(a)    Evidence of Progress of Construction. Borrowers’ Request for Advance shall be accompanied by copies of all bills or statements for expenses for which the Request for Advance is requested and shall, upon the request of Bank, be accompanied by evidence in form and content reasonably satisfactory to Bank, including but not limited to certificates and affidavits of Borrowers, the architect, any engineer, the contractor or such other person as Bank may reasonably require, showing:
(i)    the value of that portion of the Section N Improvements completed at that time, as certified to by the architect on AIA Form G-702 or such other form is reasonably acceptable to Bank;
(ii)    that all final lien waivers and releases have been received for work performed through the immediately preceding Advance made by Bank under the Construction Loan, and all outstanding claims for labor, materials and fixtures have been paid through the immediately preceding Advance made by Bank under the Construction Loan, and Borrowers shall provide executed conditional lien waivers and releases to Bank in form reasonably acceptable to Bank executed by each contractor or subcontractor performing work or providing materials to be paid from such Advance;
(iii)    that there are no liens outstanding against the Section N Property, except for Bank’s lien and security interest evidenced by the Deeds of Trust, other than inchoate liens for property taxes not yet due and mechanic’s and materialmen’s liens which are being contested as provided in Section 3.15 of this Addendum;
(iv)    that Borrowers have performed and complied with all of covenants, agreement and obligations to be performed by Borrowers pursuant to this Agreement and the other Loan Documents in all material respects as of the date of such advance;
(v)    that all construction prior to the date of the Request for Advance has been performed and completed in a good and workmanlike manner and in substantial accordance with the Plans and Specifications;
(vi)    except for change orders for which Bank’s consent is not required pursuant to Addendum, that all change orders in any amount whatsoever shall have been approved in writing by Bank and, if reasonably required by Bank, any surety;
(vii)    except for change orders for which Bank’s consent is not required pursuant to Addendum, that all change orders in any amount whatsoever shall have been approved in writing by Bank and any surety;
(viii)    that the amount of undisbursed Construction Loan Tranche is sufficient to pay the cost of completing the Section N Improvements in substantial accordance with the Plans and Specifications;
(ix)    that the location of the Section N Improvements will not encroach upon any adjoining properties or interfere with any easement;
(x)    that all of Borrowers’ representations and warranties contained in this Agreement or in any other Loan Document remain true and correct in all material respects as of the date of such advance;
(xi)    that, if payments are to be made on account of materials or equipment not incorporated in the work but delivered and suitably stored on the Section N Property, or at some other location, Borrowers have title to, and Bank has first priority lien against and security interest in, such materials or equipment and safeguards as reasonably required by Bank have been established to protect Bank’s interest therein; and
(xii)    that the Section N Property is not the subject of any litigation which adversely affects or could adversely affect the title thereof or the validity or priority of the Deeds of Trust or the right of the Borrowers to construct the Section N Improvements.
(b)    Certificate of Construction Consultant. Each Request for Advance for and Advance from the Construction Loan Tranche shall be accompanied by written certification from Bank’s Construction Consultant indicating the status of construction, compliance with the Plans and Specifications, and approval of the disbursement request. Borrowers shall pay all fees and expenses of such Construction Consultant for monthly inspections, or more frequently if such inspections result from more frequent disbursement requests from Borrowers.
(c)    Continuation of Title Insurance Coverage. Each Request for Advance for and Advance from the Construction Loan Tranche shall, at the request of Bank, be accompanied by a satisfactory down date endorsement to the previously delivered Title Policy which endorsement shall (i) extend the effective date of the Title Policy to the date of advancement and show that since the effective date of the Policy (or the effective date of the last such endorsement, if any) there has been no change in the status of the title to the Section N Property and no new encumbrance thereon and (ii) state the amount of coverage then existing under the Title Policy which shall be the total of all disbursements of the Loan including the disbursement which is made concurrently with the down date endorsement.

SECTION 6.	CONDITIONS TO CONSTRUCTION LOAN TRANCHE FUNDING
6.1    Conditions Precedent to Initial Funding. In addition to the conditions and requirements specified for all disbursements elsewhere in this Agreement, the following shall be conditions precedent to Bank’s obligations to make the initial advance from the Construction Loan Tranche and any other funding or disbursal of the Loan proceeds from the Construction Loan Tranche:
(a)    Insurance. Borrowers shall have obtained the insurance and delivered the certificates to Bank as required by this Agreement above.
(b)    Section N Project Budget. Bank shall have received and approved the Section N Project Budget and all changes thereto.
(c)    Final Plans and Specifications. Bank shall have received and approved the final Plans and Specifications.
(d)    Approval of Construction Contracts. Bank shall have received and approved all Construction Contracts and all changes to any thereof.
(e)    Construction Schedule. Bank shall have received and approved the construction schedule required by this Agreement and all changes thereto.
(f)    Plan and Cost Review. The Bank shall have received and approved a plan and cost review from the Construction Consultant.
(g)    Commencement of Construction. Bank shall have received the recorded Affidavit of Commencement of construction required by this Agreement and such other evidence regarding commencement of construction as is required by Bank.

(h)    Contractor’s Agreement and Consent. Borrowers shall have furnished Bank with a Contractor’s Agreement and Consent executed by each contractor in the form required by Bank.
(i)    Engineer’s Agreement and Consent. Borrowers shall have furnished Bank with a Engineer’s Agreement and Consent executed by the architect and any engineer with whom Borrowers have has contracted in the form required by Bank.
(j)    Appraisal. Borrowers shall have furnished Bank or paid Bank’s cost of obtaining an Appraisal of the Section N Land, such Appraisal to be in the form and amount satisfactory to Bank.
(k)    Zoning and Compliance With Laws. Borrowers shall have delivered to Bank evidence, in form satisfactory to Bank, that the Section N Property is zoned for the use for which the proposed Section N Improvements are designed (to the extent that Section N Property may be within the jurisdiction of a Governmental Authority with zoning authority) and are otherwise in compliance with all Governmental Requirements, including, if applicable, all provisions of environmental laws and platting statutes and ordinances.
(l)    Utilities. Borrowers shall have furnished Bank with evidence satisfactory to Bank that all utilities (including such utilities as are necessary to secure a certificate of occupancy or equivalent) will in a timely manner be supplied to the Section N Property upon completion of construction, including commitment letters from the agencies or entities supplying such services.
(m)    Permits. Borrowers shall have furnished Bank complete and true copies of the building permits and any other permits (including, without limitation, any site development permits), licenses or certificates which are required in connection with construction of the Section N Improvements in accordance with the Plans and Specifications, issued by the appropriate Governmental Authorities.
(n)    Soils Report. Borrowers shall have furnished Bank a soils report, prepared by a licensed soil engineer, showing that the condition of the soil of the land is adequate to support the Section N Improvements, which soils report shall have been approved by Bank.
6.2    Conditions to Each Disbursement. At no time and in no event shall Bank be obligated to disburse proceeds of the Construction Loan Tranche:
(a)    if any of the representations and warranties made by any Borrower contained in this Addendum, elsewhere in this Agreement or in any other Loan Document shall no longer be true in all material respects or, with respect to any such representations or warranties which may be limited to the knowledge of such Borrower or any of their representatives, would no longer be true in all material respects if all relevant facts and circumstances were known to such Borrower and such representatives;

(b)    if any Borrower shall have breached any covenant or other provision to be performed by such Borrower in this Agreement or in any other Loan Document;
(c)    in excess of the amount recommended by the Construction Consultant;
(d)    if any condition specified for an Advance elsewhere in this Addendum or the rest of this Agreement has not been satisfied, even if Bank shall have elected to waive such condition for the first or any prior disbursement of Loan proceeds;
(e)    if any Default or Event of Default shall have occurred; or
(f)    if Borrowers shall not have complied with the procedures and requirements of this Agreement related to an Advance.
6.3    Retainage and Final Disbursement. Ten percent (10%) of each Construction Loan Tranche disbursement for costs of construction of the Section N Improvements shall be withheld by Bank, which ten percent (10%) shall be disbursed only upon compliance with the following requirements (in addition to the requirements for all other disbursements):
(a)    receipt by Bank of satisfactory evidence of the completion of the Section N Improvements in accordance with Plans and Specifications and approval of such completion by Governmental Authorities having jurisdiction and by the Construction Consultant;
(b)    receipt by Bank of a satisfactory “as‑built” survey reflecting the location of the Section N Improvements on the Section N Land in accordance with the Plans and Specifications;
(c)    receipt by Bank of a certificate of completion by the project engineer;
(d)    receipt by Bank of either (i) lien waivers or lien subordinations or releases from all contractors, subcontractors, laborers and materialmen employed in furnishing labor or materials in connection with the construction of the Section N Improvements or (ii) an affidavit of contractor sufficient in the opinion of the Title Company to issue a mortgagee title policy covering the Section N Property with no exception with respect to liens arising by reason of unpaid bills or claims for work performed or materials furnished in connection with the Section N Improvements or to remove any such exception from the Title Policy covering the Section N Property previously issued to Bank;
(e)    a period of thirty days shall have elapsed after the later of (i) the date of completion of construction of the Section N Improvements or (ii) the date of filing with the County Clerk of the county where the Land is located of an Affidavit of Completion by Borrowers in form satisfactory to Bank and otherwise meeting the requirements of § 53.106 of the Texas Property Code, provided that a copy of the affidavit is sent to the parties and within the time periods required by § 53.106; and
(f)    receipt by Bank of such other certificates, assurances and opinions as Bank shall reasonably require.

6.4    Additional Restrictions. Notwithstanding anything to the contrary contained elsewhere in this Addendum or the rest of this Agreement, (i) no more than $5,000,000 of proceeds from the Construction Loan Tranche shall be advanced until such time as at least $1,000,000 MUD Reimbursables have been received by Borrowers and paid to Bank to be applied, in accordance with this Agreement, against amounts outstanding under the Construction Loan Tranche, and (ii) no more than $7,000,000 of proceeds from the Construction Loan Tranche shall be advanced until such time as at least $3,000,000 MUD Reimbursables have been received by Borrowers and paid to Bank to be applied, in accordance with this Agreement, against amounts outstanding under the Construction Loan Tranche.